Exhibit (a)(1)(H)

Amended and Restated

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

Take-Two Interactive Software, Inc.

at

$25.74 Net Per Share

by

EA08 Acquisition Corp.

a wholly-owned subsidiary of

Electronic Arts Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M.,

NEW YORK CITY TIME, ON FRIDAY, MAY 16, 2008,

UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN BEFORE THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, WITH THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS (TOGETHER, THE “SHARES”), OF TAKE-TWO INTERACTIVE SOFTWARE, INC. (“TAKE-TWO” OR THE “COMPANY”), WHICH, TOGETHER WITH THE SHARES THEN OWNED BY ELECTRONIC ARTS INC. (“ELECTRONIC ARTS” OR “PARENT”), A DIRECT PARENT OF EA08 ACQUISITION CORP. (“PURCHASER”), AND ITS SUBSIDIARIES (INCLUDING PURCHASER), REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY-DILUTED BASIS, (II) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RESTRICTIONS ON BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS SET FORTH IN SECTION 203 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE ARE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER, (III) TAKE-TWO’S BOARD OF DIRECTORS REDEEMING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS OR ELECTRONIC ARTS BEING SATISFIED, IN ITS SOLE DISCRETION, THAT SUCH RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER, (IV) TAKE-TWO HAVING ENTERED INTO A MERGER AGREEMENT WITH ELECTRONIC ARTS AND PURCHASER PROVIDING FOR THE CONSUMMATION OF THE OFFER AND A SECOND STEP MERGER AS CONTEMPLATED BY THIS OFFER TO PURCHASE ON TERMS SATISFACTORY TO ELECTRONIC ARTS AND PURCHASER IN THEIR REASONABLE JUDGMENT, INCLUDING REPRESENTATIONS AND WARRANTIES THAT ARE REASONABLY SATISFACTORY TO ELECTRONIC ARTS AND PURCHASER AND ARE NOT SUBJECT TO ANY EXCEPTIONS THAT REFLECT FACTS, CIRCUMSTANCES OR CONDITIONS THAT WOULD RESULT IN A FAILURE TO SATISFY ANY OTHER CONDITION TO THE OFFER AND (V) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE “INTRODUCTION” AND “THE OFFER—SECTION 14—CONDITIONS OF THE OFFER”, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

ELECTRONIC ARTS AND PURCHASER INTEND TO CONTINUE TO SEEK TO NEGOTIATE THE ACQUISITION OF TAKE-TWO BY ELECTRONIC ARTS AND THE OFFER IS CONDITIONED ON ELECTRONIC ARTS AND PURCHASER ENTERING INTO A MERGER AGREEMENT WITH TAKE-TWO. SUBJECT TO APPLICABLE LAW, PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED AND THE OFFER PRICE), INCLUDING FOR PURPOSES OF NEGOTIATING OR ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY. IF REQUESTED BY THE COMPANY, ANY SUCH MERGER AGREEMENT MAY CONTEMPLATE THE TERMINATION OF THE OFFER. IN THE EVENT THAT PARENT, PURCHASER AND THE COMPANY ENTER INTO A MERGER AGREEMENT THAT REQUIRES THAT THE OFFER BE TERMINATED, THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO THE RIGHT TO RECEIVE THE CONSIDERATION PROVIDED FOR IN SUCH MERGER AGREEMENT.

THE DATE OF THE ORIGINAL OFFER TO PURCHASE IS MARCH 13, 2008. THE OFFER TO PURCHASE HAS BEEN AMENDED AND RESTATED AS OF APRIL 18, 2008.

THIS AMENDED AND RESTATED OFFER TO PURCHASE AND THE RELATED AMENDED AND RESTATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

IMPORTANT

Any stockholder of the Company desiring to tender Shares in the Offer should either (i) complete and sign the Amended and Restated Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Amended and Restated Letter of Transmittal, have such stockholder’s signature thereon guaranteed if required by Instruction 1 to the Amended and Restated Letter of Transmittal, and mail or deliver the Amended and Restated Letter of Transmittal together with the certificate(s) representing tendered Shares and all other required documents to U.S. Bank National Association, the Depositary for the Offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in “The Offer—Section 3—Procedure for Tendering Shares” or (ii) give instructions to such stockholder’s broker, dealer, commercial bank, trust company or other nominee to tender such stockholder’s Shares for such stockholder. Stockholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares. The associated preferred stock purchase rights are currently evidenced by the certificates representing the Shares and, by tendering Shares, a stockholder will also tender the associated preferred stock purchase rights. If the Distribution Date (as defined in “The Offer—Section 8—Certain Information Concerning the Company”) occurs, stockholders will be required to tender one associated preferred stock purchase right for each Share tendered in order to effect a valid tender of such Share.

Any stockholder who desires to tender Shares and whose certificates representing such Shares (including, if applicable, associated preferred stock purchase rights) are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares (including, if applicable, associated preferred stock purchase rights) pursuant to the guaranteed delivery procedure set forth in “The Offer—Section 3—Procedure for Tendering Shares”.

Any questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers, in each case, as set forth on the back cover of this Amended and Restated Offer to Purchase. Additional copies of this Amended and Restated Offer to Purchase, the Amended and Restated Letter of Transmittal, the Amended and Restated Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

NEITHER THIS AMENDED AND RESTATED OFFER TO PURCHASE NOR THE OFFER CONSTITUTES A SOLICITATION OF CONSENTS FROM TAKE-TWO’S STOCKHOLDERS. ANY SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

The Dealer Manager for the Offer is:

April 18, 2008

Schedule I	Directors and Executive Officers of Parent and the Purchaser	S-1

SUMMARY TERM SHEET

EA08 Acquisition Corp., a wholly-owned subsidiary of Electronic Arts Inc., is offering to purchase all issued and outstanding shares of common stock, par value $.01 per share, of Take-Two Interactive Software, Inc. (together with the associated preferred stock purchase rights), for $25.74 net per share in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in this Amended and Restated Offer to Purchase and the related Amended and Restated Letter of Transmittal. This summary term sheet highlights selected information from this Amended and Restated Offer to Purchase, and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the legal terms of the Offer, you should carefully read this Amended and Restated Offer to Purchase and the accompanying Amended and Restated Letter of Transmittal in their entirety. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers, in each case, as set forth on the back cover of this Amended and Restated Offer to Purchase.

Unless the context requires otherwise, all references in this Summary Term Sheet and in this Amended and Restated Offer to Purchase to “Purchaser,” “we,” “us,” or “our” are to EA08 Acquisition Corp., all references to “Parent” or “Electronic Arts” are to Electronic Arts Inc. and all references to “Take-Two” or the “Company” are to Take-Two Interactive Software, Inc.

Who is offering to buy my shares?

•

We are a Delaware corporation formed for the purpose of making this tender offer, and we have carried on no activities other than in connection with making the tender offer. We are a wholly-owned subsidiary of Electronic Arts, also a Delaware corporation.

•

Electronic Arts is one of the world’s leading interactive entertainment software companies. Electronic Arts develops, publishes, and distributes interactive software worldwide for video game systems, personal computers, cellular handsets and the Internet.

•	See “The Offer—Section 9—Certain Information Concerning Purchaser and Parent” for more information about us and our affiliates.

What securities are you offering to purchase?

•

We are offering to purchase all of the issued and outstanding shares of common stock, par value $.01 per share, and the associated preferred stock purchase rights, of Take-Two. We refer to one share of Take-Two common stock, together with the associated preferred stock purchase right, as a “share” or “Share”. See “Introduction” and “The Offer—Section 1—Terms of the Offer”.

How much are you offering to pay for my shares and what is the form of payment?

•

We are offering to pay you $25.74 per share, net to you in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions contained in this Amended and Restated Offer to Purchase and in the related Amended and Restated Letter of Transmittal. See “Introduction”, “The Offer—Section 1—Terms of the Offer” and “The Offer—Section 13—Dividends and Distributions”.

•

If you are the record owner of your Shares and you tender your Shares to us in the offer, you will not have to pay any brokerage or similar fees. If you own your shares through a broker or other nominee, your broker or nominee may charge you a fee to tender your Shares on your behalf. You should consult your broker or nominee to determine whether any charges will apply. See “Introduction” and “The Offer—Section 1—Terms of the Offer”.

Why are the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials being amended and restated?

•

At Take-Two’s annual meeting of stockholders held on April 17, 2008, the Company’s stockholders approved a proposal to amend the Company’s Incentive Stock Plan to increase the number of shares reserved for issuance under that plan by 2,000,000 shares and to permit the issuance of awards under such plan to consultants. Under the terms of the amended management agreement between the Company and ZelnickMedia Corporation, or “ZelnickMedia”, 1,500,000 of such newly-reserved shares under the Incentive Stock Plan will be issued to ZelnickMedia. At least 780,000 of such shares would vest as a result of a purchase of Shares pursuant to the Offer. Consistent with its previously-stated intention as set forth in the original Offer to Purchase dated March 13, 2008, as a result of the approval of this proposal, Purchaser has amended and restated the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery to adjust the purchase price to $25.74 net per share, without interest (and less applicable withholding taxes) and to reflect certain other developments to the offer previously reported in amendments to our tender offer statement on Schedule TO that have been filed with the SEC.

Why are you making the offer?

•

We are making the offer because we want to acquire control of, and ultimately the entire equity interest in, the Company. If the offer is consummated, Electronic Arts intends, as soon as practicable after consummation of the offer, to have us consummate a second-step merger with the Company pursuant to which each then outstanding share (other than shares held by Electronic Arts and us, shares held in the treasury of the Company, shares held by subsidiaries of the Company, if any, and shares held by Take-Two stockholders who have not tendered shares in the offer and who properly seek appraisal for their shares) would be converted into the right to receive an amount in cash per share equal to the highest price per share paid by us pursuant to the offer, without interest (and less any applicable withholding taxes). Upon consummation of this merger, the Company would be a wholly-owned subsidiary of Electronic Arts.

•

See “Introduction”, “The Offer—Section 11—Background of the Offer” and “The Offer—Section 12—Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights” for more information.

Do you intend to undertake a consent solicitation to remove the directors of Take-Two?

•

To the extent we or Electronic Arts determines that a consent solicitation would be necessary or advisable in order to further our objective to acquire Take-Two, we and/or Electronic Arts intend to commence a solicitation of written consents from Take-Two stockholders in order to, among other things, remove each member of Take-Two’s board of directors and replace such directors with nominees selected by us to serve as the directors of Take-Two. We would expect that any directors selected by us and/or Electronic Arts would, subject to their fiduciary duties, support our offer and the related merger and take certain actions to enable the offer and the related merger to proceed, including taking action to cause certain conditions of the offer to be satisfied (including negotiating and causing the Company to enter into a merger agreement, if the condition relating to Take-Two’s entry into a merger agreement with us and Electronic Arts remains in place).

•

Neither this Amended and Restated Offer to Purchase nor the offer constitutes a solicitation of consents from Take-Two’s stockholders. Any solicitation will be made only pursuant to separate proxy or consent solicitation materials complying with all applicable requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”.

If you do undertake a consent solicitation, will the granting of a consent be a condition to the tender of shares in the offer?

•	No. If we undertake a consent solicitation, the granting of a consent to us in connection with a consent solicitation by us would not be a condition to the tender of shares in the offer.

What are the most significant conditions to the offer?

•	We are not obligated to purchase any shares unless, prior to the expiration of the offer:

•

there have been validly tendered and not withdrawn at least the number of shares, which, together with the shares then owned by Electronic Arts and its subsidiaries (including Purchaser), represents at least a majority of the total number of shares outstanding on a fully diluted basis;

•

we are satisfied, in our sole discretion, that the restrictions on business combinations with interested stockholders set forth in Section 203 of the General Corporation Law of the State of Delaware are inapplicable to the offer and the proposed second-step merger or any other business combination involving Electronic Arts or any of its subsidiaries (including Purchaser) and Take-Two;

•

Take-Two’s board of directors has redeemed the associated preferred stock purchase rights or Electronic Arts is satisfied, in its sole discretion, that such rights have been invalidated or are otherwise inapplicable to the offer and the proposed second-step merger or any other business combination involving Electronic Arts or any of its subsidiaries (including Purchaser) and Take-Two;

•

Take-Two has entered into a merger agreement with Purchaser and Electronic Arts providing for the consummation of the offer and a second-step merger as contemplated by this Amended and Restated Offer to Purchase on terms satisfactory to us in our reasonable judgment, including representations and warranties that are reasonably satisfactory to us; and

•	any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated;

•

These and other conditions to our obligations to purchase shares tendered in the offer are described in greater detail in “Introduction” and “The Offer—Section 14—Conditions of the Offer”. We can waive any and all of the conditions to the offer without the consent of Take-Two.

Will you have the financial resources to pay for the shares?

•

Yes. Our offer is not subject to any financing condition. Electronic Arts will provide us with the funds necessary to purchase the shares in the offer and to pay related expenses. As of March 31, 2008, Parent had cash and cash equivalents and short-term investments in the amount of approximately $2.3 billion. Although this amount exceeds the amount of financing required to purchase the Shares pursuant to the offer and the merger (and to pay related fees and expenses), the Board of Directors of Electronic Arts has also authorized Electronic Arts to obtain additional debt financing which may be used to fund in part the offer and/or the merger. See “The Offer—Section 10—Source and Amount of Funds”.

How long do I have to decide whether to tender in the offer?

•	You have until the expiration of the offer to tender. The offer currently is scheduled to expire at 11:59 p.m., New York City time, on Friday, May 16, 2008.

•

We may elect to provide a “subsequent offering period” for the offer. A subsequent offering period is an additional period of time beginning after we have purchased shares tendered during the offer, during which stockholders may tender, but not withdraw, their shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so.

•	See “The Offer—Section 1—Terms of the Offer”.

How will I be notified if the offer is extended?

•

If we decide to extend the offer, or if we decide to provide for a subsequent offering period, we will inform U.S. Bank National Association, the depositary for the offer, of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the date the offer was scheduled to expire. See “The Offer—Section 1—Terms of the Offer”.

How do I tender my shares?

•	To tender your shares in the offer, you must:

•

deliver the certificates representing your shares, together with a completed and signed Letter of Transmittal and any other required documents, to U.S. Bank National Association, the depositary for the offer, in accordance with the procedures set forth in “The Offer—Section 3—Procedure for Tendering Shares” and in the Letter of Transmittal, not later than the time the offer expires;

•	tender your shares pursuant to the book-entry transfer procedures set forth in “The Offer—Section 3—Procedure for Tendering Shares”; or

•

if your share certificates are not immediately available or if you cannot deliver your share certificates, and any other required documents, to the depositary prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares if you comply with the guaranteed delivery procedures described in “The Offer—Section 3—Procedure for Tendering Shares”.

If I already tendered my shares in the original offer, do I have to do anything now?

•

No. Shares previously tendered pursuant to the original Offer to Purchase and Letter of Transmittal and not withdrawn constitute valid tenders for purposes of the offer as amended. Stockholders who have validly tendered and not withdrawn their shares are not required to take any further action with respect to such shares in order to receive the offer price if shares are accepted for payment and paid for by us pursuant to the offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized. See “Introduction” and “The Offer—Section 3—Procedure for Tendering Shares”.

Can I withdraw my previously tendered shares?

•

You may withdraw previously tendered shares at any time prior to the expiration of the offer, and, following such expiration, you can withdraw them at any time until we accept such shares for payment. You may not, however, withdraw shares tendered during a subsequent offering period, if one is included, or after we accept your shares for payment. See “The Offer—Section 4—Withdrawal Rights”.

•

To withdraw previously tendered shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to U.S. Bank National Association, the depositary for the offer, while you have the right to withdraw the shares. See “The Offer—Section 4—Withdrawal Rights”.

What does the Board of Directors of Take-Two think of the offer?

•

Take-Two’s Board of Directors rejected an earlier proposal by Electronic Arts to acquire all issued and outstanding shares of Take-Two for $26.00 per share in cash. On March 26, 2008, Take-Two issued a press release and filed a solicitation/recommendation statement with the Securities and Exchange Commission, or “SEC”, on Schedule 14D-9, announcing that its Board of Directors had voted to recommend that Take-Two’s stockholders reject the offer at the offer price of $26.00. As of the time of filing of this Amended and Restated Offer to Purchase with the SEC, Take-Two’s Board of Directors has not publicly commented on our revised offer of $25.74 per share. See “The Offer—Section 1—Background of the Offer.”

If I decide not to tender but the offer is successful, what will happen to my shares?

•

As indicated above, if the offer is successful, we and Electronic Arts intend, as soon as practicable following the consummation of the offer, to have us consummate a merger transaction with the Company pursuant to which each then outstanding share (other than shares held by Electronic Arts and us, shares held in the treasury of the Company, shares held by subsidiaries of the Company, if any, and shares held by Take-Two stockholders who have not tendered shares in the offer and who properly seek appraisal for their shares) would be converted into the right to receive an amount in cash per share equal to the highest price per share paid by us pursuant to the offer, without interest (and less any applicable withholding taxes). If the proposed second-step merger takes place, stockholders who do not tender in the offer (other than those described above) will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if such merger takes place, the only differences between tendering and not tendering shares in the offer is that tendering stockholders will be paid earlier and stockholders who do not tender and who do not vote in favor of the merger may exercise appraisal rights as described below.

•

The offer is conditioned on Take-Two entering into a merger agreement with Purchaser and Electronic Arts that provides for the contemplated second-step merger. However, Purchaser reserves the right to waive this merger agreement condition. If Purchaser waives the merger agreement condition and the offer is consummated but Electronic Arts determines not to consummate the merger, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded on the Nasdaq Global Select Market or any other securities market, there may not be a public trading market for the shares, and Take-Two may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly-held companies.

Could the merger still be consummated if Purchaser waives the merger agreement condition and completes the offer?

•

Yes. While the offer is conditioned on the satisfaction of the merger agreement condition, if Purchaser waives the merger agreement condition and the offer is otherwise consummated, Electronic Arts currently intends, as soon as practicable after consummation of the offer, to cause Take-Two to consummate the merger.

Are appraisal rights available in either the offer or the proposed merger?

•

Appraisal rights are not available in the offer. After the offer, if the proposed second-step merger takes place, appraisal rights will be available to holders of shares who do not vote in favor of the proposed merger and who properly seek appraisal rights for their shares in accordance with Section 262 of the General Corporation Law of the State of Delaware. The value you would receive if you perfect appraisal rights could be more or less than, or the same as, the price per share to be paid in the proposed merger. See “The Offer—Section 12—Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights”.

What is the market value of my shares as of a recent date?

•

On March 12, 2008, the last full trading day before the announcement of our intention to commence the offer, the last reported sales price of Take-Two common stock reported on the Nasdaq Global Select Market was $24.91 per share. On February 15, 2008, the last trading day before Electronic Arts sent its proposal to Take-Two to acquire the Company at $26.00 per share, the last reported sales price of Take-Two common stock reported on the Nasdaq Global Select Market was $15.83 per share. On April 17, 2008, the last trading day before the date of this Amended and Restated Offer to Purchase, the last reported sales price of Take-Two common stock reported on the Nasdaq Global Select Market was $25.85 per share. Please obtain a recent quotation for your shares prior to deciding whether or not to tender. See “The Offer—Section 6—Price Range of Shares”.

What are the U.S. federal income tax consequences of participating in the offer?

•

In general, if you are a U.S. holder of shares of Take-Two common stock, the sale of shares pursuant to the offer will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the offer and your adjusted tax basis in your shares. If you are a non-U.S. holder of Take-Two common stock, the sale of shares pursuant to the offer will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. You should consult your tax advisor about the tax consequences to you of participating in the offer in light of your particular circumstances. See “The Offer—Section 5—Certain Tax Considerations”.

Who can I talk to if I have questions about the offer?

•

You can call Georgeson Inc., the information agent for the offer, at (212) 440-9800 (for banks and brokers) or (800) 213-0473 (toll-free) or Morgan Stanley & Co. Incorporated, the dealer manager for the offer, at (877) 247-9865 (toll-free), with any questions you may have. See the back cover of this Amended and Restated Offer to Purchase.

To the Stockholders of Take-Two:

INTRODUCTION

We, EA08 Acquisition Corp. (“Purchaser”), a Delaware corporation and wholly-owned subsidiary of Electronic Arts Inc., a Delaware corporation (“Parent” or “Electronic Arts”), are offering to purchase all issued and outstanding shares of common stock, par value $.01 per share (the “Common Stock”), of Take-Two Interactive Software, Inc., a Delaware corporation (“Take-Two” or the “Company”), and the associated preferred stock purchase rights (the “Rights” and, together with the Common Stock, the “Shares”) issued pursuant to the Stockholder Rights Agreement, dated as of March 24, 2008, between Take-Two and American Stock Transfer & Trust Company, as rights agent (the “Rights Agreement”), for $25.74 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in this Amended and Restated Offer to Purchase and the related Amended and Restated Letter of Transmittal (which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer”). This Amended and Restated Offer to Purchase (this “Offer to Purchase”) amends and restates the original Offer to Purchase, dated March 13, 2008 (the “Original Offer to Purchase”). The Offer was commenced on March 13, 2008. Electronic Arts is one of the world’s leading interactive entertainment software companies.

Tendering stockholders who have Shares registered in their own names and tender directly to U.S. Bank National Association, the depositary for the Offer (the “Depositary”), will not have to pay brokerage fees or commissions with respect to the purchase of Shares by Purchaser pursuant to the Offer. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges or commissions will apply. Any tendering stockholder or other payee that fails to complete and sign the Substitute Form W–9, which is included in the Amended and Restated Letter of Transmittal, may be subject to backup withholding of U.S. federal income tax at a 28% rate on the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See “The Offer—Section 5—Certain Tax Considerations”. Purchaser will pay all charges and expenses of Morgan Stanley & Co. Incorporated (“Morgan Stanley”), the dealer manager for the Offer (the “Dealer Manager”), the Depositary and Georgeson Inc., the information agent for the Offer (the “Information Agent”), incurred in connection with the Offer. See “The Offer—Section 16—Fees and Expenses”.

The Offer is conditioned upon:

(1)	there having been validly tendered and not withdrawn at least the number of Shares, which, together with the Shares then owned by Electronic Arts and its subsidiaries (including Purchaser), represents at least a majority of the total number of Shares outstanding on a fully-diluted basis (taking into account, without limitation, all shares issuable upon the exercise of any options, warrants, convertible securities or rights or pursuant to other contractual obligations) on the date of the purchase of Shares pursuant to the Offer. We refer to this condition in this Amended and Restated Offer to Purchase as the “Minimum Condition”;

According to the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 relating to the Offer (the “Take-Two Schedule 14D-9”) filed on March 26, 2008 with the Securities and Exchange Commission (“SEC”), as of March 21, 2008, there were outstanding 76,826,485 Shares. According to the Company’s Annual Report on Form 10-K, filed on December 20, 2007 with the SEC (the “Company 10-K”), as of October 31, 2007, there were 3,905,000 Shares issuable upon or otherwise deliverable in connection with the exercise of outstanding options, which number would appear to exclude the 2,009,075 Shares issuable upon exercise of outstanding options granted to ZelnickMedia Corporation (“ZelnickMedia”) pursuant to the Management Agreement referenced below. Parent currently beneficially owns nine Shares, which were acquired in open market transactions. Purchaser owns one Share.

Based on the foregoing and assuming that (i) no Shares have been issued (including pursuant to the exercise of any options, warrants, convertible securities or other rights or pursuant to other contractual obligations) or acquired by the Company after March 21, 2008 (other than as described in clauses (iii) and (iv) below), (ii) no options have been granted or have expired after October 31, 2007, (iii) the 1,500,000 shares of restricted stock of the Company have been issued to Zelnick Media pursuant to the Management Agreement and (iv) all 5,914,075 Shares subject to issuance pursuant to Company options (i.e., the 3,905,000 Shares listed in the Company 10-K plus the 2,009,075 Shares underlying options issued to ZelnickMedia) are issued (and the corresponding options exercised), there would be 84,240,560 Shares outstanding immediately following consummation of the Offer, and, as a result, the Minimum Condition would be satisfied if 42,120,271 Shares were tendered and not withdrawn prior to the Expiration Date in addition to the ten Shares already owned by Electronic Arts and Purchaser.

(2)	Purchaser being satisfied, in its sole discretion, that the restrictions on business combinations with interested stockholders set forth in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) are inapplicable to the Offer and the Merger (as defined below). We refer to this condition in this Amended and Restated Offer to Purchase as the “Section 203 Condition”;

In general, Section 203 prevents an “interested stockholder” (generally, a stockholder owning 15% or more of a corporation’s outstanding voting stock or an affiliate or associate thereof) from engaging in a “business combination” (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time on which such stockholder became an interested stockholder unless (i) prior to such time the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. See “The Offer—Section 12—Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights”.

(3)	Take-Two’s Board of Directors having redeemed the Rights or Electronic Arts being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Merger. We refer to this condition in this Amended and Restated Offer to Purchase as the “Rights Condition”;

As disclosed in the Company’s Current Report on Form 8-K filed on March 26, 2008 with the SEC (the “March 26 Form 8-K”), on March 24, 2008, Take-Two’s Board of Directors adopted and entered into the Rights Agreement and declared a distribution of one Right for each outstanding share of Common Stock to stockholders of record at the close of business on April 7, 2008, and for each share of Common Stock issued (including shares of Common Stock issued from the Company’s treasury) by the Company thereafter and prior to the Distribution Date (as defined in “The Offer—Section 8—Certain Information Concerning the Company”). Each Right entitles the registered holder, subject to the terms of the Rights Agreement, to purchase from the Company one one-thousandth of a share of the Company’s Series B Preferred Stock, par value $0.01 per share, at a price of $42.50 per Unit, subject to adjustment. The Company has publicly disclosed that its Board of Directors has committed to redeem the Rights 180 days after the date of adoption of the Rights Agreement. See “The Offer—Section 8—Certain Information Concerning the Company”.

(4)

Take-Two having entered into a merger agreement with us and Electronic Arts providing for the consummation of the Offer and the Merger on terms satisfactory to Electronic Arts and us in our reasonable judgment, including representations and warranties that are reasonably satisfactory to Electronic Arts and us and are not subject to any exceptions that reflect facts, circumstances or conditions that would result in a failure to satisfy any other condition to the Offer described in “The Offer—Section 14—Conditions to the Offer”. We refer to this condition in this Amended and Restated Offer to Purchase as the “Merger Agreement Condition”; and

As described in further detail in “The Offer—Section 11—Background of the Offer”, Electronic Arts has made a number of attempts to engage with the Board of Directors of the Company regarding a potential acquisition of the Company by Electronic Arts in a negotiated merger transaction. Take-Two’s execution of a merger agreement in satisfaction of the Merger Agreement Condition will require Take-Two’s Board of Directors to approve such merger agreement.

(5)	any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), having expired or having been terminated prior to the expiration of the Offer. We refer to this condition in this Amended and Restated Offer to Purchase as the “HSR Condition”.

Consummation of the Offer is conditioned upon the expiration or termination of all waiting periods imposed by the HSR Act. Under the HSR Act, certain acquisition transactions, such as the Offer and the Merger, may not be consummated until certain information and documentary material have been furnished for review by the Antitrust Division of the Department of Justice and the Federal Trade Commission (the “FTC”) and certain waiting period requirements have been satisfied. On April 16, 2008, Electronic Arts received from the FTC a request for additional information under the HSR Act in connection with the purchase of Shares pursuant to the Offer and the Merger. As a result of the request for additional information, the waiting period under the HSR Act will be extended until 11:59 p.m., New York City time, ten days after Electronic Arts’ substantial compliance with the request. See “The Offer—Section 15—Certain Legal Matters; Regulatory Approvals”.

In addition to the conditions described above, the Offer is also subject to certain other conditions described in “The Offer—Section 14—Conditions of the Offer”.

On February 15, 2008, Take-Two announced that it had amended the terms of its management agreement with ZelnickMedia, pursuant to which ZelnickMedia has agreed to provide the services of Strauss Zelnick, Ben Feder and Karl Slatoff as the Executive Chairman, Chief Executive Officer and Executive Vice President, respectively, of the Company. Pursuant to the amendment to the management agreement, the Company, among other things, agreed to grant to ZelnickMedia 1,500,000 shares of restricted stock under the Company’s Incentive Stock Plan, subject to the Company’s stockholders approving at its 2008 annual meeting of stockholders held on April 17, 2008, an amendment to the Company’s Incentive Stock Plan providing for an increase in the number of shares of Take-Two common stock reserved for issuance under the Incentive Stock Plan by 2,000,000 shares and permitting the issuance of awards under that Plan to consultants (which would include ZelnickMedia) (such stockholder approval, the “Incentive Stock Plan Amendment Approval”). Take-Two’s agreements with ZelnickMedia provide that if such shares of restricted stock are issued to ZelnickMedia, at least 780,000 of such shares would vest as a result of our purchase of Shares pursuant to the Offer. At the Company’s 2008 annual meeting of stockholders held on April 17, 2008, the Company obtained the Incentive Stock Plan Amendment Approval. Accordingly, consistent with our previously stated intention as set forth in the Original Offer to Purchase, we have amended the Offer to adjust the purchase price we are offering in the Offer to $25.74 per Share. As stated in the Original Offer to Purchase, this adjustment to the per Share offer price reflects, assuming a current Take-Two capitalization as described under clause (1) of the conditions set forth in the Original Offer to Purchase, the reallocation of the aggregate price payable by Purchaser in the Offer and the Merger (as defined below) that needed to be made assuming 780,000 shares of restricted stock of the Company that are to be issued to ZelnickMedia pursuant to the aforementioned management agreement would vest and not be forfeited upon our purchase of Shares pursuant to the Offer (and that the aggregate amount to be paid by Purchaser in the Offer and the Merger is the same whether or not such shares are issued).

Although the Letter of Transmittal (the “Original Letter of Transmittal”) previously circulated with the Original Offer to Purchase only refers to the Original Offer to Purchase, stockholders using such document to tender their Shares will nevertheless be deemed to be tendering pursuant to the Offer as amended and will receive the adjusted offer price of $25.74 per Share if Shares are accepted for payment and paid for by Purchaser pursuant to the Offer. Unless otherwise indicated, as used herein the term “Letter of Transmittal” refers to either the Original Letter of Transmittal or the Amended and Restated Letter of Transmittal.

Stockholders tendering their Shares according to the guaranteed delivery procedures set forth under “The Offer—Section 3—Guaranteed Delivery” may do so using either the original Notice of Guaranteed Delivery circulated with the Original Offer to Purchase or the Amended and Restated Notice of Guaranteed Delivery. Unless otherwise indicated, as used herein, the term “Notice of Guaranteed Delivery” refers to either such document.

Shares previously tendered pursuant to the Original Offer to Purchase and the Original Letter of Transmittal and not withdrawn constitute valid tenders for purposes of the Offer as amended. Stockholders who have validly tendered and not withdrawn their Shares are not required to take any further action with respect to such Shares in order to receive the offer price if Shares are accepted for payment and paid for by the Purchaser pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized. See “The Offer—Section 3—Procedure for Tendering Shares”. If you have not already tendered your Shares, please disregard the materials previously delivered to you and use the materials accompanying this Amended and Restated Offer to Purchase.

The purpose of the Offer is to acquire control of, and ultimately the entire equity interest in, the Company. The Offer, as the first step in the acquisition of Take-Two, is intended to facilitate the acquisition of all issued and outstanding Shares. If the Offer is consummated, Electronic Arts and Purchaser intend, as soon as practicable after consummation of the Offer, to have Electronic Arts, Purchaser or another direct or indirect wholly-owned subsidiary of Electronic Arts consummate a second-step merger or similar business combination with Take-Two (the “Merger”). At the effective time of the Merger, each then outstanding Share (other than Shares held by Electronic Arts and us, shares held in the treasury of the Company, shares held by subsidiaries of the Company, if any, and shares held by Take-Two stockholders who have not tendered shares in the Offer and who properly seek appraisal for their Shares in accordance with Section 262 of the DGCL) would be canceled and converted automatically into the right to receive an amount in cash per Share equal to the highest price per share paid by us pursuant to the Offer, without interest (and less any applicable withholding taxes). Upon consummation of the Merger, the Company would be a wholly-owned subsidiary of Electronic Arts.

On March 26, 2008, Take-Two issued a press release and filed with the SEC the Take-Two Schedule 14D-9, announcing that its Board of Directors had voted to recommend that Take-Two’s stockholders reject the Offer at the offer price of $26.00. As of the time of filing of this Amended and Restated Offer to Purchase with the SEC, Take-Two’s Board of Directors has not publicly commented on our revised Offer of $25.74 per share.

As described in further detail in “The Offer—Section 11—Background of the Offer”, Electronic Arts has made a number of attempts to engage with the Board of Directors of the Company regarding a potential acquisition of the Company by Electronic Arts. Both in its discussions with Mr. Zelnick, and its formal proposal letters to Mr. Zelnick and the Take-Two Board of Directors, Electronic Arts has set forth its view as to the benefits of an acquisition of Take-Two by Electronic Arts to Take-Two stockholders, as well as its perceived benefits of such a transaction for Take-Two employees and customers. Electronic Arts stressed that it was prepared to move expeditiously to complete a transaction, and with minimal interference to the day to day operations of Take-Two. To date, Take-Two’s Board of Directors has been unwilling to engage in substantive discussions at this time with Electronic Arts regarding a possible acquisition of the Company. See “The Offer—Section 11—Background of the Offer.”

Parent is seeking, and intends to continue to seek, to negotiate the acquisition of the Company by Electronic Arts and the Offer is subject to the Merger Agreement Condition. Subject to applicable law,

Purchaser reserves the right to amend the Offer (including amending the number of Shares to be purchased and the offer price), including for purposes of negotiating or entering into a merger agreement with the Company. Any such merger agreement may contemplate the termination or amendment of the Offer. In the event that the Offer is terminated and Parent, Purchaser and the Company enter into a merger agreement, the Shares would, upon consummation of such merger, be converted into the right to receive the consideration provided for in the merger agreement.

Electronic Arts and we intend, if we and/or Electronic Arts deem it necessary or advisable in connection with our proposal to acquire the Company, in accordance with the Company’s Restated Certificate of Incorporation, its bylaws and applicable rules and regulations of the Exchange Act, to commence a solicitation of written consents from Take-Two stockholders for the following purposes, among others that we and/or Electronic Arts may choose to include within any consent solicitation we and/or Electronic Arts may undertake: (1) to remove each member of Take-Two’s board of directors, (2) to elect nominees selected by Electronic Arts, which we refer to as “EA Nominees”, to serve as the directors of Take-Two and (3) to repeal each provision of the Take-Two bylaws and amendments thereto, if any, adopted after February 14, 2008, and before the effectiveness of the proposals made pursuant to such consent solicitation (other than the amendments to the bylaws of the Company adopted by Take-Two’s Board of Directors on March 24, 2008 as disclosed in Item 5.03 of the March 26 Form 8-K). Neither this Amended and Restated Offer to Purchase nor the Offer constitutes a solicitation of consents from Take-Two’s stockholders. Any solicitation will be made only pursuant to separate proxy or consent solicitation materials complying with all applicable requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If we and/or Electronic Arts do undertake the aforementioned consent solicitation, we and/or Electronic Arts will file solicitation materials with the SEC complying with the rules and requirements of the Exchange Act to solicit from Take-Two stockholders consents to undertake the aforementioned actions. Furthermore, if we and/or Electronic Arts undertake a consent solicitation, the granting of a consent will not be a condition to the tender of Shares in the Offer.

Electronic Arts and Purchaser expect that the EA Nominees, subject to fulfillment of the fiduciary duties that they would have as directors of the Company, would (i) consider the Offer and any other alternative proposal and (ii) consider taking action to remove certain obstacles to the stockholders of the Company determining whether to accept the Offer or otherwise consummate the Offer and the Merger, including taking action to (a) satisfy the Section 203 Condition, the Rights Condition and the Merger Agreement Condition (if then in place) and (b) seek or grant such other consents or approvals as may be desirable or necessary to expedite prompt consummation of the Offer and the Merger. Subject to their fiduciary duties, the EA Nominees, if a consent solicitation is undertaken and such nominees are elected, are expected to support the Offer and the Merger and take the actions described above.

Neither this Amended and Restated Offer to Purchase nor the Offer constitutes a solicitation of consents from Take-Two’s stockholders. Any solicitation will be made only pursuant to separate proxy or consent solicitation materials complying with all applicable requirements of Section 14(a) of the Exchange Act.

No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights, if properly exercised under the DGCL, in connection with the Merger. See “The Offer—Section 12—Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights”.

This Amended and Restated Offer to Purchase and the related Amended and Restated Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

THE OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in “The Offer—Section 4—Withdrawal Rights”) on or prior to the Expiration Date. “Expiration Date” means 11:59 p.m., New York City time, on Friday, May 16, 2008, unless and until Purchaser, in its sole discretion, shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

The Offer is subject to the conditions set forth under “The Offer—Section 14—Conditions of the Offer”, including the satisfaction of the Minimum Condition, the Section 203 Condition, the Rights Condition, the Merger Agreement Condition and the HSR Condition. If any such condition is not satisfied, Purchaser may:

(1)	extend the Offer and, subject to withdrawal rights as set forth in “The Offer—Section 4—Withdrawal Rights”, retain all such Shares until the expiration of the Offer as so extended;

(2)	subject to complying with applicable rules and regulations of the SEC, waive any condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered prior to the Expiration Date and not withdrawn; or

(3)	terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders.

Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares, as described in “The Offer—Section 4—Withdrawal Rights”.

Subject to any applicable rules and regulations of the SEC, including Rule 14e–1(c) under the Exchange Act, Purchaser expressly reserves the right to:

(1)	terminate or amend the Offer if any of the conditions referred to in the Introduction has not been satisfied or upon the occurrence of any of the other events specified in “The Offer—Section 14—Conditions of the Offer”; or

(2)	waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below.

If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares, or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in “The Offer—Section 4—Withdrawal Rights”. However, Purchaser’s ability to delay payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e–1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the bidder’s offer.

As of the date of this Amended and Restated Offer to Purchase, the Rights do not trade separately. Accordingly, by tendering Common Stock you are automatically tendering a similar number of Rights. If, however, the Rights detach and separate certificates evidencing the Rights are issued, tendering stockholders will be required to deliver Rights certificates with the Common Stock.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d–4(d), 14d–6(c) and 14e–1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), Purchaser currently intends to make announcements regarding the Offer by issuing a press release.

If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d–4(d)(1), 14d–6(c) and 14e–1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality of the changes. In contrast, a minimum 10–business day period from the date of such change is generally required to allow for adequate dissemination of new information to stockholders in connection with a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer’s soliciting fee. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If Purchaser decides, in its sole discretion, to increase (or decrease) the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase (or decrease) is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of ten business days from the date the notice of the increase (or decrease) is first published, sent or given to holders of Shares.

If, on or before the Expiration Date, Purchaser increases (or decreases) the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased (or decreased) consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase (or decrease) in consideration.

Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of between three business days and 20 business days in length after the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a “Subsequent Offering Period”). A Subsequent Offering Period would be an additional period of time, after completion of the first purchase of Shares in the Offer, during which stockholders would be able to tender Shares not tendered in the Offer.

During a Subsequent Offering Period, tendering stockholders would not have withdrawal rights and Purchaser would promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Purchaser may provide a Subsequent Offering Period so long as, among other things:

(1)	the initial 20–business day period of the Offer has expired;

(2)	Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer;

(3)	Purchaser immediately accepts and promptly pays for all Shares tendered during the Offer prior to its expiration;

(4)	Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period; and

(5)	Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period.

Purchaser does not currently intend, but reserves the right in its sole discretion to include a Subsequent Offering Period in the Offer. If Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the SEC.

In the event that Purchaser subsequently elects to include a Subsequent Offering Period, no withdrawal rights would apply to Shares tendered during such Subsequent Offering Period and no withdrawal rights would apply during such Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

Following the commencement of the Offer, the Company elected, in accordance with Rule 14d-5 under the Exchange Act, to provide holders of Shares with copies of the Original Offer to Purchase and the other tender offer materials. To the extent required by applicable law or otherwise deemed advisable by Purchaser and Parent, we (or the Company on our behalf) will send this Amended and Restated Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees who appear on the Company’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn before the Expiration Date promptly after the Expiration Date. Subject to any applicable law, including the rules and regulations of the SEC, we reserve the right, in our sole discretion, to delay the acceptance for payment or payment for Shares if any of the conditions to the Offer specified in the Introduction or in “The Offer—Section 14—Conditions of the Offer” has not been satisfied or upon the occurrence of any of the events specified in “The Offer—Section 14—Conditions of the Offer”. Any determination concerning the satisfaction of the terms and conditions of the Offer shall be within the sole discretion of Purchaser. See “The Offer—Section 14—Conditions of the Offer” for more information.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

(1)	the share certificates representing such Shares and, if the Distribution Date occurs, certificates representing the associated Rights, or timely confirmation (a “Book-Entry Confirmation”) of the book-entry transfer of such Shares and, if the Distribution Date occurs, the Rights (if such procedure is available), into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in “The Offer—Section 3—Procedure for Tendering Shares”;

(2)	the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book–entry transfer; and

(3)	any other documents required by the Letter of Transmittal.

The term “Agent’s Message” in this Amended and Restated Offer to Purchase means a message, transmitted by the Book–Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book–Entry Confirmation, which states that the Book–Entry Transfer Facility has received an express acknowledgment from the participant in the Book–Entry Transfer Facility tendering the Shares which are the subject of such Book–Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the

Depositary of Purchaser’s acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser’s obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser regardless of any extension of the Offer or by reason of any delay in making such payment. Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

Purchaser reserves the right to transfer or assign to one or more of the Purchaser’s affiliates, in whole or from time to time in part, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

If any tendered Shares are not purchased under the Offer for any reason, or if share certificates are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered pursuant to the book–entry transfer procedures set forth in “The Offer—Section 3—Procedures for Tendering Shares”, such Shares will be credited to an account maintained within the Book–Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

3. Procedure for Tendering Shares.

Valid Tender of Shares. Except as set forth below, for Shares to be validly tendered pursuant to the Offer, either

(1)	on or prior to the Expiration Date, (a) share certificates representing tendered Shares (including, if the Distribution Date occurs, certificates for the Rights) must be received by the Depositary at its address set forth on the back cover of this Amended and Restated Offer to Purchase, or such Shares (including, if the Distribution Date occurs, the Rights) must be tendered pursuant to the book-entry transfer procedures set forth below and a Book-Entry Confirmation must be received by the Depositary, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer of Shares (including, if the Distribution Date occurs, the Rights (if such procedure is available)) must be received by the Depositary at one of such addresses and (c) any other documents required by the Letter of Transmittal must be received by the Depositary at one of such addresses, or

(2)	the guaranteed delivery procedures set forth below must be followed.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and sole risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Although the Original Letter of Transmittal only refers to the Original Offer to Purchase, stockholders using such document to tender their Shares will nevertheless be deemed to be tendering pursuant to the Offer as amended and will receive the adjusted offer price of $25.74 per Share if Shares are accepted for payment and paid for by the Purchaser pursuant to the Offer.

Stockholders tendering their Shares according to the guaranteed delivery procedures set forth under “The Offer—Section 3—Guaranteed Delivery” may do so using either the original Notice of Guaranteed Delivery circulated with the Original Offer to Purchase or the Amended and Restated Notice of Guaranteed Delivery circulated herewith.

Shares previously tendered pursuant to the Original Offer to Purchase and the Original Letter of Transmittal and not withdrawn constitute valid tenders for purposes of the Offer as amended. Stockholders who have validly tendered and not withdrawn their Shares are not required to take any further action with respect to such Shares in order to receive the offer price if Shares are accepted for payment and paid for by the Purchaser pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized. See “The Offer—Section 3—Procedure for Tendering Shares”. If you have not already tendered your Shares, please disregard the materials previously delivered to you and use the materials accompanying this Amended and Restated Offer to Purchase.

Book–Entry Transfer. The Depositary has established accounts with respect to the Shares at the Book–Entry Transfer Facility for purposes of the Offer. Any financial institution that is a participant with the Book–Entry Transfer Facility may make book–entry delivery of Shares by causing the Book–Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book–Entry Transfer Facility in accordance with the Book–Entry Transfer Facility’s procedures. Although delivery of Shares may be effected through book–entry transfer into the Depositary’s account at the Book–Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Amended and Restated Offer to Purchase on or prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or the guaranteed delivery procedures set forth below must be complied with.

Required documents must be transmitted to and received by the Depositary at its address set forth on the back cover page of this Amended and Restated Offer to Purchase. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if:

(1)	the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book–Entry Transfer Facility’s system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal, or

(2)	such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (“Eligible Institutions”).

In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 2 to the Letter of Transmittal for more information. If the share certificates representing the Shares (including, if the Distribution Date occurs, certificates for the Rights) are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or share certificates not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered share certificates representing the Shares must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1, 2 and 5 to the Letter of Transmittal for more information.

If the share certificates representing the Shares (including, if the Distribution Date occurs, certificates for the Rights) are forwarded separately to the Depositary, such delivery must be accompanied by a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees.

Guaranteed Delivery. If a stockholder desires to tender Shares under the Offer and such stockholder’s share certificates are not immediately available or the procedures for book–entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, such stockholder’s tender may be effected if all the following conditions are met:

(1)	such tender is made by or through an Eligible Institution;

(2)	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

(3)	within three Nasdaq Global Select Market trading days after the date of execution of such Notice of Guaranteed Delivery (a) share certificates representing tendered Shares (including, if the Distribution Date occurs, certificates for the Rights) are received by the Depositary at its address set forth on the back cover of this Amended and Restated Offer to Purchase, or such Shares are tendered pursuant to the book–entry transfer procedures and a Book–Entry Confirmation is received by the Depositary, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book–entry transfer of Shares, is received by the Depositary at such address and (c) any other documents required by the Letter of Transmittal are received by the Depositary at such address.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary, by facsimile transmission, or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. The procedures for guaranteed delivery above may not be used during any Subsequent Offering Period.

Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of:

(1)	share certificates representing tendered Shares (including, if the Distribution Date occurs, certificates for the Rights) or a Book–Entry Confirmation with respect to all tendered Shares, and

(2)	a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book–entry transfer of Shares and any other documents required by the Letter of Transmittal.

Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when share certificates representing, or Book–Entry Confirmations of, such Shares (including, if the Distribution Date occurs, certificates for the Rights) are received into the Depositary’s account at the Book–Entry Transfer Facility.

Backup Withholding. Under the U.S. federal income tax laws, backup withholding will apply to any payments made pursuant to the Offer unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed Form W-8BEN (or appropriate Form W-8) Certificate of Foreign Status before receipt of any payment.

Determination of Validity. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. Purchaser’s interpretation of the terms and conditions of the Offer (including, without limitation, the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Electronic Arts or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

Appointment of Proxy. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder’s attorneys–in–fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution and resubstitution, to the full extent of such stockholder’s rights with respect to (a) the Shares tendered by such stockholder and accepted for payment by Purchaser and (b) any and all non–cash dividends, distributions, rights or other securities issued or issuable on or after March 13, 2008 in respect of such tendered and accepted Shares. All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when and only to the extent that the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the Company’s stockholders or with respect to any written consent of the Company’s stockholders, and the Purchaser reserves the right to require that in order for Shares or other securities to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting and other rights with respect to such Shares.

The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. Neither this Amended and Restated Offer to Purchase nor the Offer constitutes a solicitation of consents from Take-Two’s stockholders. Any solicitation will be made only pursuant to separate proxy or consent solicitation materials complying with all applicable requirements of Section 14(a) of the Exchange Act.

4. Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares under the Offer are irrevocable. Shares tendered under the Offer may be withdrawn at any time on or before the Expiration Date. Thereafter, such tenders may be withdrawn only if such Shares have not been accepted for payment as provided in this Amended and Restated Offer to Purchase. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered under the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights described in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

For a withdrawal to be effective, a notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Amended and Restated Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If share certificates evidencing Shares (including, if the Distribution Date occurs, certificates for the Rights) to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the book–entry transfer procedures as set forth in “The Offer— Section 3—Procedures for Tendering Shares”, any notice of withdrawal must also specify the name and number of the account at the Book–Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book–Entry Transfer Facility’s procedures.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the expiration of the Offer by following any of the procedures described in “The Offer—Section 3—Procedure for Tendering Shares”.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be binding on all parties. None of Purchaser or any of its affiliates or assigns, if any, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Purchaser does not currently intend to provide a Subsequent Offering Period following the Offer. In the event that Purchaser subsequently elects to provide a Subsequent Offering Period, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

5. Certain Tax Considerations.

The following is a general discussion of certain material U.S. federal income tax consequences of the Offer to holders of Common Stock. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. holder” to mean:

(1)	a citizen or individual resident of the United States for U.S. federal income tax purposes;

(2)	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

(3)	a trust if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

(4)	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

This discussion assumes that a holder holds the Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, stockholders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, stockholders who hold Shares as part of a hedge, straddle, constructive sale or conversion transaction, or stockholders who acquired their Shares through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. Holders are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for Shares pursuant to this Offer.

If a partnership holds Shares, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding Common Stock, you should consult your tax advisors.

U.S. Holders

The receipt of cash pursuant to this Offer by U.S. holders of Shares will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of Shares will recognize gain or loss equal to the difference between (1) the amount of cash received in exchange for such Shares; and (2) the U.S. holder’s adjusted tax basis in such Shares. If the holding period in Shares sold pursuant to this Offer is greater than one year as of the date of the sale, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of Common Stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of Shares.

Non-U.S. Holders

Any gain realized on the receipt of cash pursuant to this Offer by a non-U.S. holder generally will not be subject to U.S. federal income tax unless: (1) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder); (2) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or (3) the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of the Common Stock at any time during the five years preceding the sale. An individual non-U.S. holder described in clause (1) above will be subject to tax on the net gain derived from the sale of Shares under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in clause (2) above will be subject to a flat 30% tax on the gain derived from the sale of Shares, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under clause (1) above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

A holder whose Shares are purchased in the Offer may be subject to backup withholding unless certain information is provided to the Depositary or any exemption applies. See “Introduction” and “The Offer—Section 3—Procedure for Tendering Shares”.

6. Price Range of Shares.

The Shares are listed and principally traded on the Nasdaq Global Select Market under the symbol “TTWO”. The following table sets forth for the periods indicated the high and low sales prices per Share on the Nasdaq Global Select Market as reported in published financial sources:

	High	Low
Year Ended October 31, 2006
First Quarter	$19.80	$13.64
Second Quarter	19.40	14.05
Third Quarter	17.36	9.06
Fourth Quarter	16.25	10.34
Year Ended October 31, 2007
First Quarter	20.57	13.96
Second Quarter	24.80	15.60
Third Quarter	21.70	17.45
Fourth Quarter	19.52	11.82
Year Ended October 31, 2008
First Quarter	19.45	13.53
Second Quarter (through April 17, 2008)	27.61	15.50

On March 12, 2008, the last full trading day before the announcement of our intention to commence the offer, the last reported sales price of Take-Two common stock reported on the Nasdaq Global Select Market was $24.91 per share. On February 15, 2008, the last trading day before Electronic Arts sent its proposal to Take-Two to acquire the Company at $26.00 per share, the last reported sales price of Take-Two common stock reported on the Nasdaq Global Select Market was $15.83 per share. On April 17, 2008, the last trading day before the date of this Amended and Restated Offer to Purchase, the last reported sales price of Take-Two common stock reported on the Nasdaq Global Select Market was $25.85 per share. Please obtain a recent quotation for your shares prior to deciding whether or not to tender.

7. Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations.

Possible Effects of the Offer on the Market for the Shares. If the Offer is successful, we and Electronic Arts intend, as soon as practicable following the consummation of the Offer, to have Electronic Arts, Purchaser or another direct or indirect wholly-owned subsidiary of Electronic Arts consummate a merger transaction or similar business combination with the Company pursuant to which each then outstanding Share (other than Shares held by Electronic Arts and us, Shares held in the treasury of the Company, Shares held by subsidiaries of the Company, if any, and Shares held by Take-Two stockholders who have not tendered Shares in the Offer and who properly seek appraisal for their Shares) would be converted into the right to receive an amount in cash per Share equal to the highest price per Share paid by us pursuant to the Offer, without interest (and less any applicable withholding taxes). If the proposed second-step merger takes place, stockholders who do not tender in the Offer (other than those described above) will be entitled to receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Merger takes place, the only differences between tendering and not tendering Shares in the Offer is that tendering stockholders will be paid earlier and stockholders who do not tender and who do not vote in favor of the Merger may exercise appraisal rights. However, if the Offer is consummated and the Merger does not take place, the number of stockholders and the number of Shares that might otherwise trade publicly may be so small that there may no longer be an active public trading market (or possibly any public trading market) for the Shares. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer.

Stock Exchange Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the Nasdaq Global Select Market. According to the published guidelines of The NASDAQ Stock Market, LLC (“NASDAQ”), NASDAQ would consider disqualifying the Shares for listing on the Nasdaq Global Select Market (though not necessarily for listing on The NASDAQ Capital Market) if, among other possible grounds, the number of publicly held Shares falls below 750,000, the total number of beneficial holders of round lots of Shares falls below 400, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million, there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, Take-Two has stockholders’ equity of less than $10 million, or the bid price for the Shares over a 30 consecutive business day period is less than $1. Furthermore, NASDAQ would consider delisting the Shares from NASDAQ altogether if, among other possible grounds, (a) the number of publicly held Shares falls below 500,000, (b) the total number of beneficial holders of round lots of Shares falls below 300, (c) the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million, (d) there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, (e) the bid price for the Shares over a 30 consecutive business day period is less than $1, or (f) (i) Take-Two has stockholders’ equity of less than $2.5 million, (ii) the market value of Take-Two’s listed securities is less than $35 million over a 10 consecutive business day period, and (iii) Take-Two’s net income from continuing operations is less than $500,000 for the most recently completed fiscal year and two of the last three most recently completed fiscal years. Shares held by officers or directors of Take-Two, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose.

If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares cease to be listed on the Nasdaq Global Select Market or are delisted from NASDAQ altogether, the market for the Shares could be adversely affected. It is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholders meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be restricted. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for listing on NASDAQ. Purchaser intends to seek to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning the Company.

The information concerning the Company contained in this Amended and Restated Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Parent, Purchaser, their affiliates, the Dealer Manager, the Information Agent or the Depositary has received any representations from the Company regarding any information contained in such documents or records or the completeness or accuracy of any such information, and none of Parent, Purchaser, their affiliates, the Dealer Manager, the Information Agent or the Depositary generally has access to a means of obtaining independently verified information, or themselves verifying any such information, concerning the Company. None of Parent, Purchaser, their affiliates, the Dealer Manager, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser, their affiliates, the Dealer Manager, the Information Agent or the Depositary, except to the extent required by law.

According to the Company 10-K, Take-Two was incorporated in the State of Delaware in 1993. The principal executive offices of the Company are located in New York, New York at 622 Broadway, New York, NY 10012 and its telephone number is (646) 536-2842. According to the Company 10-K, Take-Two is a global developer, marketer, distributor and publisher of interactive entertainment software games for the PC, PLAYSTATION®3 and PlayStation®2 computer entertainment systems, PSP® (PlayStation®Portable) system, Xbox 360® and Xbox® video game and entertainment systems from Microsoft, Wii™, Nintendo GameCube™, Nintendo DS™ and Game Boy® Advance. The Company publishes and develops products through its wholly-owned labels Rockstar Games, 2K Games, 2K Sports and 2K Play, and distributes software, hardware and accessories in North America through its Jack of All Games subsidiary.

Preferred Stock Purchase Rights; Series B Preferred Stock. The following description of the Rights and the Preferred Stock (as defined below) is based upon publicly available documents filed by Take-Two with the SEC. This description does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is filed as Exhibit 4.1 to the Company’s registration statement on Form 8-A filed with the SEC on March 26, 2008.

On March 24, 2008, the Company entered into the Rights Agreement with American Stock Transfer & Trust Company (the “Rights Agent”). In connection therewith, the Company’s board of directors declared a distribution of one Right for each outstanding share of Common Stock to stockholders of record at the close of business on April 7, 2008 (the “Rights Record Date”) and for each share of Common Stock issued (including shares of Common Stock issued from the Company’s treasury) by the Company thereafter and prior to the Distribution Date. Each Right entitles the registered holder, subject to the terms of the Rights Agreement, to purchase from the Company one one-thousandth of a share of the Company’s Series B Preferred Stock, par value $0.01 per share (the “Preferred Stock”), at a price of $42.50 per Unit, subject to adjustment (the “Purchase Price”).

Initially, the Rights will attach to all certificates representing shares of Common Stock then outstanding, and no separate Rights Certificates will be distributed. The Rights will separate from the shares of Common Stock and the “Distribution Date” will occur upon the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons has become an Acquiring Person (as defined below), or (ii) either (x) with respect to any tender or exchange offer not pending on the date of the execution of the Rights Agreement, ten business days (or such later date as may be determined by the Company’s Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of a tender or exchange offer that would result in a person or group of affiliated and associated persons beneficially owning an aggregate of 20% or more of the total voting power represented by all the then outstanding shares of Common Stock and other voting securities of the Company (the “Voting Securities”) or (y) with respect to any tender or exchange offer pending on the date of the Rights Agreement, simultaneously with the acceptance for payment of the shares tendered pursuant to such tender offer, if upon consummation thereof, such person would be the beneficial owner of shares of Voting Securities representing 20% or more of the total Voting Securities then outstanding. Until the Distribution Date, (i) the Rights will be evidenced by certificates for shares of Common Stock and will be transferred with and only with such share certificates, (ii) new share certificates for shares of Common Stock issued after the Rights Record Date (including shares of Common Stock distributed from the Company’s treasury) will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificates representing outstanding shares of Common Stock will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificates.

An “Acquiring Person” is a person or group of affiliated or associated persons that has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of an aggregate of 20% or more of the total voting power represented by all the then outstanding shares of Voting Securities. The following, however, are not considered Acquiring Persons under the Rights Agreement: (1) the Company, its subsidiaries, any employee benefit plan of the Company or any of its subsidiaries, or any entity holding shares of Voting Securities pursuant to the terms of any such plan; (2) any person or group that becomes the beneficial owner of 20% or more of the total voting power represented by all the then outstanding Voting Securities solely as a result of the acquisition of Voting Securities by the Company, unless such person or group thereafter acquires beneficial ownership of additional Voting Securities; (3) subject to certain conditions set forth in the Rights Agreement, a person or group that otherwise would have become an Acquiring Person as a result of an inadvertent acquisition of 20% or more of the total voting power represented by all the then outstanding Voting Securities; and (4) subject to certain conditions set forth in the Rights Agreement, any person or group that would otherwise be deemed an Acquiring Person upon adoption of the Rights Agreement (a “Grandfathered Stockholder”). Except as provided in the Rights Agreement, a person or group that is a Grandfathered Stockholder will cease to be a Grandfathered Stockholder and will become an Acquiring Person if, after adoption of the Rights Agreement, such Grandfathered Stockholder acquires beneficial ownership of additional Voting Securities in excess of two percent of the number of shares of Common Stock outstanding as of March 24, 2008.

The Rights are not exercisable until the Distribution Date and will expire on the third anniversary of the Rights Agreement unless earlier redeemed or exchanged by the Company as described below.

As soon as practicable after the Distribution Date, Rights certificates will be mailed to holders of record of shares of Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights certificates alone will represent the Rights.

If a person or group of affiliated or associated persons becomes an Acquiring Person, then each holder of a Right will thereafter have the right to receive, upon exercise, shares of Common Stock (or, in certain circumstances, shares of Preferred Stock, other securities, cash, property or a combination thereof) having a value equal to two times the exercise price of the Right. The exercise price is the Purchase Price multiplied by the number of one one-thousandths of a share of Preferred Stock issuable upon exercise of a Right prior to the events described in this paragraph.

Notwithstanding any of the foregoing, following the time any person or group becomes an Acquiring Person, all Rights that are, or under certain circumstances specified in the Rights Agreement were, beneficially owned by any Acquiring Person or its affiliates or associates will be null and void.

In the event that, at any time after a person or group becomes an Acquiring Person, (i) Take-Two is acquired in a merger or other business combination with another company and Take-Two is not the surviving corporation,

(ii) another company consolidates or merges with Take-Two and all or part of the shares of Common Stock are converted or exchanged for other securities, cash, or property, or (iii) 50% or more of the consolidated assets or earning power of Take-Two and its subsidiaries is sold or transferred to another company, then each holder of a Right (except Rights that previously have been voided as described above) shall thereafter have the right to receive, upon exercise, common stock or other equity interest of the ultimate parent of such other company having a value equal to two times the exercise price of the Right.

The Purchase Price payable, and the number of shares of Preferred Stock (or other securities, as applicable) issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to the holders of the Preferred Stock of evidences of indebtedness, cash or assets (excluding regular quarterly cash dividends or dividends payable in the Preferred Stock) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least one percent of the Purchase Price. The Company is not required to issue fractional Preferred Shares (other than fractional shares that are integral multiples of one one-thousandth of a share). In lieu thereof, an adjustment in cash may be made based on the market price of the Preferred Stock prior to the date of exercise.

At any time prior to such time as any person or group or affiliated or associated persons becomes an Acquiring Person, the Company’s Board of Directors may redeem the Rights in whole, but not in part, at a price of $0.0001 per Right, rounded up to the nearest whole cent (subject to adjustment in certain events) (the “Redemption Price”). Immediately upon the action of the Company’s Board of Directors ordering the redemption of the Rights, the Rights will terminate and the only right of the holders of such Rights will be to receive the Redemption Price for each Right held. The Company’s Board of Directors has committed to redeem the Rights 180 days after the date of the adoption of the stockholders rights plan.

At any time after any person or group of affiliated or associated persons becomes an Acquiring Person and before any such Acquiring Person becomes the beneficial owner of 50% or more of the total voting power of the aggregate of all shares of Voting Securities then outstanding, the Take-Two Board of Directors, at its option, may exchange each Right (other than Rights that previously have become void as described above) in whole or in part, for Shares at an exchange ratio of one share of Common Stock (or under certain circumstances one Unit of Preferred Stock or equivalent preferred stock) per Right (subject to adjustment in certain events).

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Preferred Stock (or other consideration).

Any of the provisions of the Rights Agreement may be amended without the approval of the holders of Rights in order to cure any ambiguity, defect, or inconsistency or to make any other changes that the Take-Two Board of Directors may deem necessary or desirable. After any person or group of affiliated or associated persons becomes an Acquiring Person, the provisions of the Rights Agreement may not be amended in any manner that would adversely affect the interests of the holders of Rights (excluding the interests of any Acquiring Person).

The Preferred Stock that may be acquired upon exercise of the Rights will not be redeemable and will rank junior to any other shares of preferred stock that may be issued by the Company with respect to the payment of dividends and as to distribution of assets in liquidation.

Each share of Preferred Stock will have a minimum preferential quarterly dividend of the greater of $1.00 per share or 1,000 times the aggregate per share amount of any cash dividend declared on the shares of Common Stock since the immediately preceding quarterly dividend, subject to certain adjustments. In the event of liquidation, the holder of Preferred Stock will be entitled to receive a cash preferred liquidation payment per share equal to the greater of $1.00 (plus accrued and unpaid dividends thereon) or 1,000 times the amount paid in respect of a share of Common Stock, subject to certain adjustments.

Generally, each share of Preferred Stock will vote together with the shares of Common Stock and any other class or series of capital stock entitled to vote on such matter, and will be entitled to 1,000 votes per share, subject to certain adjustments. The holders of the Preferred Stock, voting as a separate class, shall be entitled to elect two directors if dividends on the Preferred Stock are in arrears in an amount equal to six quarterly dividends thereon.

In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the aggregate per share amount of stock, securities, cash or other property paid in respect of each share of Common Stock, subject to certain adjustments.

The rights of holders of the Preferred Stock to dividend, liquidation and voting rights are protected by customary anti-dilution provisions.

Because of the nature of the Preferred Stock’s dividend, liquidation and voting rights, the economic value of one Unit of Preferred Stock is expected to approximate the economic value of one share of Common Stock.

The Offer is conditioned upon, among other things, the Rights Condition. See “The Offer—Section 14—Conditions of the Offer”. Company stockholders will be required to tender one Right for each share of Common Stock tendered in order to effect a valid tender of Shares in accordance with the procedures set forth in “The Offer—Section 3—Procedures for Tendering Shares”. Unless the Distribution Date occurs, a tender of Common Stock will also constitute a tender of the Rights.

Additional Information. The Company is subject to the informational requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company’s filings are also available to the public on the SEC’s Internet site (http://www.sec.gov). Copies of such material also may be obtained by mail, upon payment of the SEC’s prescribed fees, from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549.

9. Certain Information Concerning the Purchaser and Parent.

Purchaser is a newly-incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the proposed Merger. Purchaser was incorporated under the laws of Delaware on March 4, 2008. The principal offices of Purchaser are located at 209 Redwood Shores Parkway, Redwood City, CA 94065 and its telephone number is (650) 628-1500. Purchaser is a wholly-owned subsidiary of Electronic Arts.

Electronic Arts is one of the world’s leading interactive entertainment software companies. Electronic Arts develops, publishes, and distributes interactive software worldwide for video game systems, personal computers, cellular handsets and the Internet. Electronic Arts was initially incorporated in California in 1982. In September 1991, Electronic Arts reincorporated under the laws of Delaware. Electronic Arts’ principal executive offices are at 209 Redwood Shores Parkway, Redwood City, CA 94065 and its telephone number is (650) 628-1500.

The name, business address, present principal occupation or employment, five year employment history and citizenship of each director and executive officer of Parent and Purchaser are set forth on Schedule I hereto. None of Purchaser, Parent, or, to the best of their knowledge, any of the persons listed on Schedule I hereto has, during the past five years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (excluding matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Parent currently beneficially owns nine Shares, and Purchaser currently owns one Share, which together represent a de minimus percentage of the issued and outstanding Shares as of the date of this Amended and Restated Offer to Purchase. On January 25, 2008, Parent purchased ten Shares at a price per share of $15.76 through an ordinary brokerage transaction, and subsequently transferred one Share to Purchaser on March 11, 2008 for no consideration. Except for the foregoing and except as set forth elsewhere in this Amended and Restated Offer to Purchase (including “The Offer—Section 11—Background of the Offer”) or Schedule I to this Amended and Restated Offer to Purchase: (i) none of Parent, Purchaser and, to Parent’s and Purchaser’s knowledge, the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Parent, Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of Parent, the Purchaser and, to Parent’s and Purchaser’s knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) none of Parent, Purchaser and, to Parent’s and Purchaser’s knowledge, the persons listed in Schedule I to this Amended and Restated Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Amended and Restated Offer to Purchase, there have been no transactions between Parent, Purchaser, their subsidiaries or, to Parent’s and Purchaser’s knowledge, any of the persons listed in Schedule I to this Amended and Restated Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Amended and Restated Offer to Purchase, there have been no contracts, negotiations or transactions between Parent, the Purchaser, their subsidiaries or, to Parent’s and the Purchaser’s knowledge, any of the persons listed in Schedule I to this Amended and Restated Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Additional Information. Parent is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to the Company in “The Offer—Section 8—Certain Information Concerning the Company”. Information relating to Electronic Arts and its proposal to acquire Take-Two, including the Offer, can be found at http://www.eatake2.com.

10. Source and Amount of Funds.

Purchaser expects that approximately $2.1 billion would be required to purchase all Shares pursuant to the Offer and the Merger and to pay related fees and expenses. The Offer is not conditioned upon any financing arrangements. Electronic Arts will provide Purchaser with all of the funds necessary to purchase the Shares pursuant to the Offer and the Merger.

As of March 31, 2008, Parent had cash and cash equivalents and short-term investments in the amount of approximately $2.3 billion. Although this amount exceeds the amount of financing required to purchase the Shares pursuant to the Offer and the Merger (and to pay related fees and expenses), the Board of Directors of Electronic Arts has also authorized Electronic Arts to obtain additional debt financing which may be used to fund in part the Offer and/or the Merger.

11. Background of the Offer.

Electronic Arts regularly considers a variety of strategic transactions to enhance its business, including through acquisitions of companies, businesses, intellectual properties and other assets. Following an inquiry initiated by Take-Two, on March 16, 2007, Electronic Arts and Take-Two entered into a nondisclosure agreement. After execution of the nondisclosure agreement, in March 2007, Electronic Arts conducted a due diligence review of Take-Two, including in-depth analyses of its operational, financial and legal condition. In addition, during that time, Take-Two and Electronic Arts engaged in negotiations concerning a potential acquisition of Take-Two by Electronic Arts. Prior to any agreement being reached regarding the terms of an acquisition, such negotiations were terminated by Electronic Arts on March 26, 2007, as a result of Electronic Arts having determined that such a transaction was not advisable at such time primarily due to Electronic Arts’ desire to focus on other operating initiatives.

Following Strauss Zelnick’s appointment as Chairman of Take-Two, John Riccitiello, the Chief Executive Officer of Electronic Arts, and Mr. Zelnick have periodically engaged in discussions regarding the interactive entertainment software business. In several conversations with Mr. Zelnick between April and November 2007, Mr. Riccitiello discussed Electronic Arts’ potential interest in acquiring Take-Two. At a meeting on December 20, 2007, Mr. Riccitiello told Mr. Zelnick that Electronic Arts was interested in pursuing an acquisition of Take-Two in a transaction that would value Take-Two at a substantial premium to its then current market price. Mr. Riccitiello also stated that Electronic Arts was prepared to promptly commence due diligence and negotiations with Take-Two. In early January 2008, Mr. Zelnick responded to Mr. Riccietiello that Take-Two was not interested in engaging in negotiations at that time, and that he preferred that any discussions regarding a potential acquisition of Take-Two not occur until after April 2008.

On February 6, 2008, Mr. Riccitiello contacted Mr. Zelnick to inform him that the following letter would be delivered to Mr. Zelnick, which letter was delivered that morning.

February 6, 2008

Mr. Strauss Zelnick

Chairman of the Board of Directors

Take-Two Interactive Software, Inc.

622 Broadway

New York, NY 10012

Dear Strauss:

Congratulations on your recent announcement about the release date for Grand Theft Auto IV. I am sure it must feel great to have this important title locked and ready.

Further to our recent discussions, this letter is to formally express Electronic Arts Inc’s. (“EA”) interest in acquiring Take-Two Interactive Software, Inc. (“Take-Two”) and to propose a transaction in which EA would acquire all of the outstanding shares of Take-Two common stock for $25 per share payable in cash. We are confident we can consummate a transaction quickly, confidentially and on the terms proposed.

The proposed combination will create significant value for your stockholders. Our offer price provides a substantial premium of 58% over Take-Two’s most recent closing price and a 51% premium over Take-Two’s 30-day trailing average price. The cash purchase price provides certainty of value to Take-Two’s stockholders in today’s uncertain economic environment.

We believe that moving quickly to negotiate and conclude our proposed merger is in the best interest of Take-Two and EA. Waiting for a later date leaves open significant uncertainty regarding the timing, the probability and the value of a potential transaction and is not in the best interests of either company or Take-Two’s stockholders.

We also believe the proposed merger provides an attractive outcome for Take-Two’s employees and business partners. We have a powerful product slate for 2008 and beyond with exciting releases planned for many of EA’s well-established franchises as well as important new franchises we are launching such as SPORE, Dead Space, Dragon Age and Mirror’s Edge. We feel that Take-Two’s IP portfolio is well aligned against EA’s product footprint and its studios fit well with our decentralized divisional model. Take-Two’s creative teams are an essential part of the Take-Two business, and we believe EA would offer a stable and supportive environment for your studios to focus on developing great new games with the backing of a global games industry leader. We believe EA can and will represent the best home for these teams anywhere in the entertainment world.

We have completed a thorough review of Take-Two’s public information and are prepared to move forward immediately to consummate a transaction with minimum disruption to Take-Two. We believe that with adequate access to the necessary information we can complete all required due diligence in approximately 2 weeks. We believe that our due diligence review would require limited access to a small number of senior executives of Take-Two and its legal, accounting and financial advisors. Importantly, no interaction with any of the studio leaders will be required until our other due diligence is completed and the material terms of a transaction are agreed to.

Considerable time and resources have been put forth in developing this offer, and our Board of Directors has approved its delivery to Take-Two. Our offer is not conditioned on any financing requirement. However, our offer is subject to the satisfactory completion of our due diligence review of Take-Two, the negotiation and execution of mutually acceptable definitive transaction agreements and the satisfaction of customary conditions to be set forth in such agreements.

We do not intend to make this letter public and our offer will automatically terminate and be withdrawn in its entirety if any portion of this letter, or the existence of discussions between EA and Take-Two relating to a possible business combination, are disclosed to any person other than the directors and officers of Take-Two and its legal and financial advisors.

We look forward to hearing back from you by the close of business on Friday, February 15, 2008, with a response to our proposal.

I am available to meet and discuss all aspects of this proposal with you and your Board. If you have any questions, please do not hesitate to contact me. I very much look forward to hearing from you and working with you and the Take-Two team to consummate a successful transaction.

Sincerely,

/s/ John Riccitiello
John Riccitiello Chief Executive Officer

JSR/dal

On February 11, 2008, Mr. Riccitiello called Mr. Zelnick and Mr. Zelnick indicated that Electronic Arts would receive a response to Electronic Arts’ letter by February 15, 2008. On February 15, 2008, Mr. Zelnick sent a letter to Mr. Riccitiello, the full text of which is set forth below.

February 15, 2008

Mr. John S. Riccitiello

Chief Executive Officer

Electronic Arts Inc.

209 Redwood Shores Parkway

Redwood City, CA 94065

Dear John:

Thank you for your letter of February 6, 2008.

The position of the Board of Directors (the “Board”) of Take-Two Interactive Software, Inc. (the “Company”) with respect to an acquisition of the Company by Electronic Arts Inc. (“EA”) has not changed from that which you and I have previously discussed.

As part of the Board’s stated objective of maximizing shareholder value, we have been and remain open to considering a business combination with interested parties at the right time and the right price. However, the Board has concluded that EA’s proposal has not been delivered at a time nor does it contemplate a price which is consistent with this objective.

On a personal note, I want to thank you for the courtesy reflected in our prior discussions and also your letter. I look forward to getting to know you better in the future.

Sincerely,

/s/ Strauss Zelnick
Strauss Zelnick Executive Chairman

On February 19, 2008, Mr. Riccitiello contacted Mr. Zelnick to inform him that the following letter would be delivered, which letter was delivered that morning to Mr. Zelnick.

February 19, 2008

Mr. Strauss Zelnick

Executive Chairman of the Board of Directors

Take-Two Interactive Software, Inc.

622 Broadway

New York, NY 10012

Dear Strauss:

Thank you for your letter of February 15, 2008. While I appreciate its courteous tone and value our ongoing dialogue, I am disappointed that you have rejected Electronic Arts Inc.’s (“EA’s”) $25 per share cash offer to acquire Take-Two Interactive Software, Inc. (“Take-Two”) and declined to engage in the friendly negotiations we proposed. We continue to believe that an acquisition of Take-Two by EA is in the best interests of your shareholders, employees and other constituents, and we remain interested in acquiring Take-Two. So, to further demonstrate our seriousness and encourage you to move forward now, I am writing to increase EA’s offer to acquire all of the outstanding shares of Take-Two to $26 per share in cash. This offer is subject to Take-Two agreeing by February 22, 2008 to commence negotiation of a definitive merger agreement and to permit EA to commence a limited due diligence review of Take-Two.

Our revised all-cash offer represents a 64% premium over Take-Two’s most recent closing price and a 63% premium over Take-Two’s 30-day trailing average price (based on prices as of market close on Friday, February 15th). We believe our offer represents a unique and compelling opportunity for Take-Two shareholders to maximize the value of their investment in the company, with materially lower risk than if Take-Two proceeds on a stand-alone basis.

We also believe that the transaction we are proposing represents a uniquely attractive opportunity for Take-Two’s creative teams and key employees. EA is a diversified leader with well-established franchises and proven intellectual properties, global reach, and significant financial resources. I know we both agree that Take-Two’s talented creative teams deserve a permanent home within a stable and growing publisher that provides these teams an environment to do what they do best – create great games. EA is organized in a four-label model that provides our creative teams the autonomy they need to fully realize their creative ambitions, while also providing a stable and supportive corporate and publishing infrastructure which allows them to best address the global marketplace. We have the resources to make the significant investments in technology and infrastructure needed for the most creative and innovative games in the industry. In short, a combination with EA would provide Take-Two’s studios and employees a combination of the right resources for investment and global reach, and the right environment to do their best work.

We believe that Take-Two’s shareholders would not be well-served by any further delay in negotiating and completing the proposed merger. While the videogame industry remains an attractive, high-growth business, the challenges and risks in the business are escalating, and the need for scale is becoming more pronounced. Despite steps taken since March 2007, Take-Two remains dependent on a limited number of titles, and has limited capital resources. In addition, Take-Two faces ongoing financial, legal and operating issues and a very intense competitive environment. Given these factors, we believe it will be increasingly difficult for Take-Two to create sustainable shareholder value and that Take-Two remains exposed to considerable risk of value loss.

We also believe that any delay in this proposed transaction works against the interest of Take-Two’s shareholders, because:

•

There can be no certainty that in the future EA or any other buyer would pay the same high premium we are offering today. We place significant value on the ability to close the transaction relatively quickly so that EA’s strong publishing and distribution network, including our global packaged goods, online and wireless publishing organizations, can positively impact the catalogue sales of GTA IV and also the launch and sale of titles released later this year. We want to work with you and your team to complete the transaction in time to begin realizing its significant marketplace benefits in advance of this year’s holiday selling season.

•

We believe Take-Two’s current share price already reflects investor expectations for a strong release of GTA IV as well as the longer-term issues that Take-Two faces. Once GTA IV ships, Take-Two will again be dependent on less-popular titles and face increasing challenges to compete with larger and better-capitalized competitors.

•	With GTA IV shipping on April 29, development on this important title must now be essentially complete. We believe now is the right time to complete a transaction with minimal disruption for Take-Two.

We also believe the transaction we are proposing will create value for EA’s shareholders. In addition to the top-line benefits noted above, we can achieve bottom-line benefits by combining Take-Two’s and EA’s corporate and publishing infrastructures and by optimally supporting Take-Two’s creative teams and intellectual properties in EA’s decentralized label structure.

Considerable thought, time and resources have been put forth in developing this offer, and our Board of Directors unanimously supports it. Our offer is not conditioned on any financing requirement. It is subject to the satisfactory completion of a due diligence review of Take-Two, the negotiation and execution of mutually acceptable definitive transaction agreements, and the satisfaction of customary conditions to be set forth in such agreements. We are prepared to move forward immediately with formal due diligence and the negotiation and execution of a definitive merger agreement and believe that with adequate access to the necessary information and people, we can complete both in approximately two weeks. We believe that our due diligence review can be completed with minimal disruption, requiring only limited access to a small number of senior executives of Take-Two and its legal, accounting and financial advisors. We also have prepared a draft merger agreement that we can forward to you immediately.

Our strong preference is to conduct a private negotiation. If you are unwilling to proceed on that basis, however, we may pursue other means, including the public disclosure of this letter, to bring our offer and the compelling value it represents to the attention of Take-Two’s shareholders.

I am available to meet and discuss any and all aspects of this proposal with you and your Board. Again, we believe this proposal represents a unique opportunity to maximize value for Take-Two’s shareholders, and that the combined enterprise would be extraordinarily well positioned to build value for our respective customers, employees, developers and other business partners. We hope that you and your Board share our enthusiasm, and we look forward to hearing back from you by February 22.

Sincerely,

/s/ John Riccitiello
John Riccitiello Chief Executive Officer

JSR/dal

On February 20, 2008, Mr. Riccitiello called Mr. Zelnick and Mr. Zelnick indicated that Electronic Arts would receive a response to its letter by February 22, 2008. On February 22, 2008, in response to the above letter, Mr. Zelnick sent the following letter to Mr. Riccitiello:

February 22, 2008

Mr. John S. Riccitiello

Chief Executive Officer

Electronic Arts Inc.

209 Redwood Shores Parkway

Redwood City, CA 94065

Dear John:

Thank you for your letter of February 19, 2008. As you know, the Board of Directors (the “Board”) of Take-Two Interactive Software, Inc. (“Take-Two” or the “Company”) carefully considered Electronic Arts Inc.’s (“EA’s”) previous offer of $25 per share and concluded that neither the timing of the proposed acquisition nor the price was consistent with the Board’s objective of maximizing stockholder value. The Board’s rationale for rejecting EA’s prior offer is not altered by your decision to increase that offer by four percent.

I would like to reiterate, in the clearest possible terms, the Board’s conviction that this is not the right time for Take-Two to enter into a negotiation to sell the Company. Our organization is keenly focused on the scheduled April 29th launch of Grand Theft Auto IV, and on maximizing the value of the game to the Company and, in turn, our stockholders. It is the Board’s strongly held view that beginning strategic discussions now would distract our Company and thereby threaten the value of this key franchise.

While I understand that you may disagree with the Board’s reluctance to commence discussions immediately, the Board and I want to assure you that our concerns about timing are genuine. Potential negative financial consequences to Take-Two are significant and we believe outweigh the benefits of commencing discussions at this time. As you know, there is no certainty that EA will actually close on the proposed transaction on mutually agreeable terms, especially since you have proposed a price that we would not accept and have qualified your offer by a diligence request. Moreover, as we have all seen time and again, the process surrounding acquiring a public company from start to finish is complex, uncertain, intrusive and distracting, and we believe it would be especially so to the creative artists at the core of our business and to all those who may be displaced by a transaction.

While the Board is convinced that discussions at this time would be imprudent, we also appreciate the potential benefit of a frank and private dialogue with EA. To that end, the Board would be willing to commit to entering into a good-faith discussion with EA on April 30, 2008 to determine if we can reach common ground on the proper value of the Company and therefore an appropriate, mutually beneficial transaction. This would, of course, be subject to both parties reaching a mutually acceptable confidentiality agreement on customary terms. We are prepared to begin negotiating this confidentiality agreement immediately.

In order to alleviate any concerns you may have about the proposed starting date for these discussions, I would be pleased to meet with you privately as soon as possible to talk on a general basis. In addition our Board would confirm, subject to its fiduciary duties, that from now until April 30, 2008 (the “Quiet Period”), the Company will not pursue negotiations with any other potential strategic partner for a business combination unless we have first contacted you. Further, if the Company receives any bona fide offer to acquire the Company during the Quiet Period that the Board decides to explore, the Company will immediately inform EA and we understand that EA may then act as it sees fit.

I would like to note that if EA chooses to announce publicly the Board’s proposal or announce any offer by EA to acquire the Company during this Quiet Period or if the contents of this letter become publicly available in sum and substance, the Company will consider all of its alternatives, including discussions with other parties, and further we will reserve the right to refuse to provide EA access to information or diligence.

John, I believe I know you well enough to rely on your considering this proposal in the same good faith we have in making it. I look forward to your favorable response.

Sincerely,

/s/ Strauss Zelnick
Strauss Zelnick Executive Chairman

Following receipt of Mr. Zelnick’s letter of February 22, 2008, Mr. Riccitiello and Mr. Zelnick spoke by phone. On this call, Mr. Riccitiello explained that he felt it was in Take-Two’s best interest to promptly engage in negotiations and conclude a sale of Take-Two to Electronic Arts, and that any delay could result in a reduction in the price Electronic Arts might be willing to pay for Take-Two. Mr. Zelnick responded that he felt that Electronic Arts’ $26 per share offer price was too low and that Take-Two preferred to wait until after April to engage in negotiations. On February 24, 2008, Mr. Riccitiello contacted Mr. Zelnick to let him know that Electronic Arts had considered Mr. Zelnick’s request that Electronic Arts delay negotiations until after April 2008 and that such delay was not acceptable to Electronic Arts. When Mr. Zelnick confirmed that Take-Two was not prepared to promptly engage in negotiations towards potentially entering into a definitive transaction, Mr. Riccitiello stated that given Take-Two’s response, Electronic Arts would publicly announce its $26.00 per share proposal of February 19, 2008. At approximately 2:00 p.m., eastern time, on February, 24, 2008, Electronic Arts issued a press release indicating that it had made a proposal to acquire all of the outstanding Shares of Take-Two at a price of $26.00 per Share in cash. Included within the press release was a copy of the February 19, 2008 letter set forth above.

Later in the day on February 24, 2008, Take-Two issued a press release confirming that Take-Two’s Board of Directors had rejected Electronic Arts’ proposals regarding a potential sale at that time and setting forth the text of the four letters described above.

On March 13, 2008, Purchaser commenced the Offer.

On March 26, 2008, Take-Two issued a press release and filed the Take-Two Schedule 14D-9, announcing that its Board of Directors had voted to recommend that Take-Two’s stockholders reject the Offer at the offer price of $26.00. Take-Two also announced, among other things, that it had adopted the Rights Agreement, made certain amendments to its bylaws and changed the date of its 2008 annual meeting of stockholders to April 17, 2008.

In the Take-Two Schedule 14D-9, Take-Two also stated that after the Company’s release of Grand Theft Auto IV, scheduled for April 29, 2008, the Company’s Board of Directors would be committed to exploring alternatives to maximize stockholder value, which may include a business combination of the Company with third parties or with Electronic Arts, and that to facilitate its efforts to explore alternatives to maximize stockholder value, the Company (1) had begun to assemble the materials necessary for interested parties to conduct due diligence and (2) was willing, prior to the release of Grand Theft Auto IV, to enter into confidentiality agreements on customary terms and to engage in preliminary conversations (not in the Company’s view amounting to negotiations) with interested parties, including Electronic Arts.

On March 28, 2009, Electronic Arts issued a press release announcing that it had amended the terms of the Offer by adding the Rights Condition and otherwise made certain amendments to address the adoption of the Rights Agreement by the Company. Electronic Arts also announced that it had extended the Expiration Date of the Offer to 11:59 p.m., New York City time on Friday, April 18, 2008.

On April 17, 2008, Electronic Arts announced that it had received a request for additional information under the HSR Act in connection with the Offer.

On April 17, 2008, Take-Two held its 2008 annual meeting of stockholders, at which time the Company received the Incentive Stock Plan Amendment Approval.

On April 18, 2008, Electronic Arts issued a press release announcing that as a result of the Company’s receipt of the Incentive Stock Plan Amendment Approval, it was adjusting the price to be paid pursuant to the Offer to $25.74 per Share and that it had extended the Expiration Date of the Offer to 11:59 p.m., New York City time on Friday, May 16, 2008, unless further extended.

12. Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights.

Purpose of the Offer; Plans for the Company. The purpose of the Offer is to enable Electronic Arts and Purchaser to acquire control of, and ultimately the entire equity interest in, the Company. Purchaser currently intends, either as soon as practicable after consummation of the Offer, or, in the event that it undertakes a consent solicitation as described in “Introduction” above, upon the receipt of a sufficient number of stockholder consents, if earlier, to seek maximum representation on Take-Two’s Board of Directors. Purchaser intends, in either instance, to seek to remove Take-Two’s existing directors and to replace them with directors which Electronic Arts and Purchaser believe will consider, to the extent consistent with the Board’s fiduciary duties, to take actions to satisfy the Section 203 Condition and the Rights Condition and to otherwise support the consummation of the Offer and the Merger. See “Introduction”.

The Offer is conditioned on the satisfaction of the Merger Agreement Condition and, if the Offer is consummated, Parent intends, as soon as practicable after consummation of the Offer, to cause the Company to consummate the Merger. Pursuant to the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held by Electronic Arts and Purchaser, Shares held in the treasury of the Company, Shares held by subsidiaries of the Company, if any, and Shares held by Take-Two stockholders who have not tendered Shares in the Offer and who properly seek appraisal for their Shares) would be converted into the right to receive cash in an amount equal to the highest price per Share paid by Purchaser pursuant to the Offer, without interest (and less applicable withholding taxes). Upon consummation of the Merger, Take-Two would be a wholly-owned subsidiary of Electronic Arts. Parent reserves the right to waive the Merger Agreement Condition and currently intends that if the Offer is consummated to consummate the Merger even if it were to waive the Merger Agreement Condition.

Company Board and Stockholder Approval. The timing and details of the consummation of the Offer and the Merger depend on a variety of factors and legal requirements, the number of Shares (if any) acquired by Purchaser pursuant to the Offer, and most importantly, actions of the Company’s Board of Directors. In general (other than with respect to short-form mergers, described below), under the DGCL, the approval of both the stockholders and the board of directors of a corporation is required to effect a merger of that corporation with or into another corporation. Except in the case of a short-form merger, the Merger can only be effected with the approval of the Company’s Board of Directors and the affirmative vote of the holders of at least a majority of the outstanding shares. If the Minimum Condition, the Section 203 Condition, the Rights Condition, the Merger Agreement Condition, the HSR Condition and the other conditions to the Offer discussed in “The Offer—Section 14—Conditions of the Offer” are satisfied, a merger agreement providing for the Merger will have been entered into and Purchaser will own Shares representing at least a majority of the outstanding Shares after consummation of the Offer, and will have the voting power necessary to assure approval of the Merger by the Company’s stockholders.

Purchaser reserves the right to waive the Merger Agreement Condition, although there can be no assurance that it will do so, and Purchaser has not determined whether it would be willing to do so under any circumstances. If Purchaser waives such condition and purchases Shares pursuant to the Offer and if the Minimum Condition has been satisfied, then Purchaser will have the voting power necessary to act by written consent of the Company’s stockholders to remove Take-Two’s existing directors and replace them with directors that Electronic Arts and Purchaser believe would, subject to their fiduciary duties, support the Merger. Although Purchaser will seek to have the Company consummate the Merger as soon as practicable after consummation of the Offer, because the Merger must be approved by the Company’s Board of Directors, the Merger could be delayed if the Company’s Board of Directors refuses to negotiate and approve a merger agreement that satisfies the Merger Agreement Condition and the Merger Agreement Condition is waived by Purchaser.

Although Electronic Arts and Purchaser currently intend to propose the Merger on the terms described in this Offer to Purchase, if the Company’s Board of Directors refuses to negotiate and approve a merger agreement that satisfies the Merger Agreement Condition and the Merger Agreement Condition is waived by Purchaser, it is possible that, as a result of substantial delays in Parent’s and Purchaser’s ability to effect such a transaction, actions the Company may take in response to the Offer, information Parent and Purchaser obtain hereafter, changes in general economic or market conditions or in the business of the Company or other currently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms, and accordingly, under such circumstances, there can be no assurance that the Merger or another merger or business combination between Take-Two, Electronic Arts and Purchaser will occur (and if so, what the timing of such a transaction would be). Purchaser reserves the right not to propose a merger or other similar business combination with the Company or to propose such a transaction on terms other than those described in this Amended and Restated Offer to Purchase.

Short–Form Merger. Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself or itself into such subsidiary, without any action or vote on the part of the board of directors or stockholders of such other corporation (a “short–form merger”). If Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares (where the conditions in “The Offer—Section 14—Conditions of the Offer”, including the Section 203 Condition and the HSR Condition, have been satisfied), Purchaser will be able to effect the Merger without a vote of the Company’s stockholders. Undertaking a short-form merger generally will permit stockholders receiving consideration pursuant to the Merger to receive such consideration more promptly than in a merger in which a stockholder vote is required (assuming all other conditions have already been met).

Statutory Requirements. Under the DGCL and the Company’s Restated Certificate of Incorporation, if the Section 203 Condition is satisfied, a merger of the Company would require the approval of the Company’s Board of Directors and the holders of a majority of the outstanding Shares. Absent satisfaction of the Section 203 Condition, Section 203 could significantly delay our ability to acquire the entire equity interest in the Company. In general, Section 203 prevents an “interested stockholder” (generally, a stockholder owning 15% or more of a corporation’s outstanding voting stock or an affiliate or associate thereof) from engaging in a “business combination” (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time on which such stockholder became an interested stockholder unless (i) prior to such time the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

The provisions of Section 203 do not apply to a Delaware corporation if, among other things, (i) such corporation amends its certificate of incorporation or bylaws to elect not to be governed by Section 203 by (in addition to any other required vote) the affirmative vote of a majority of the shares entitled to vote; provided that such amendment would not be effective until 12 months after its adoption and would not apply to any business combination between such corporation and any person who became an interested stockholder on or prior to its adoption, (ii) such corporation does not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder, or (iii) the business combination is proposed by an interested stockholder prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 203 of, any one of certain proposed transactions which is with or by a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation’s board of directors and is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors.

The Offer is subject to satisfaction of the Section 203 Condition, which will be satisfied if, among other things, (i) prior to the acceptance for payment of Shares pursuant to the Offer, the Company Board approves the Offer and the Merger or (ii) there are validly tendered prior to the Expiration Date and not withdrawn a number of Shares which, together with the Shares then owned by us, would represent at least 85% of the Shares outstanding on the date hereof (excluding Shares owned by certain employee stock plans and persons who are directors and also officers of the Company).

Purchaser reserves the right to waive the Section 203 Condition, although there can be no assurance that it will do so, and Purchaser has not determined whether it would be willing to do so under any circumstances. If Purchaser waives such condition and purchases Shares pursuant to the Offer or otherwise and Section 203 is applicable, Purchaser may nevertheless seek to consummate a merger or other business combination with the Company. Purchaser believes it would be able to cause the consummation of such a merger or other business combination if Purchaser owns a majority of the outstanding Shares and (i) such merger or other business combination is approved by the Company’s Board of Directors and authorized at an annual or special meeting of stockholders of the Company, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding Shares not owned by Parent and Purchaser or their affiliates and associates; or (ii) such merger or other business combination occurs after the expiration of three years following the time Purchaser became an interested stockholder.

On the other hand, if Purchaser waives the Section 203 Condition and purchases Shares pursuant to the Offer or otherwise and is prevented by Section 203 from consummating a merger or other business combination with the Company, Electronic Arts and Purchaser may (i) determine not to seek to consummate such a merger or other business combination, (ii) seek to acquire additional Shares in the open market, pursuant to privately negotiated transactions or otherwise, at prices that may be higher, lower or the same as the price paid in the Offer or (iii) seek to effect one or more alternative transactions with or by the Company. Purchaser has not determined whether it would take any of the actions described above under such circumstances.

A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the “Supreme Court”) invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

Purchaser does not believe that the anti–takeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state anti–takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In any such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer.

Appraisal Rights. You do not have appraisal rights as a result of the Offer. However, if a merger involving the Company is consummated, stockholders of the Company who have neither voted in favor of the merger nor consented thereto in writing, who timely submit a demand for appraisal in accordance with the requirements of Section 262 of the DGCL and who otherwise comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger) and to receive payment of such fair value in cash, together with interest compounded quarterly and accruing at 5% over the Federal discount rate (unless a court determines otherwise) (all such Shares collectively, the “Dissenting Shares”). Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than, or the same as, the price per Share paid pursuant to the Offer or the consideration paid in such a merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the price paid in the Offer.

If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Offer.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

The foregoing discussion is not a complete statement of the DGCL or U.S. federal law and is qualified in its entirety by reference to the DGCL and applicable U.S. federal law.

“Going–Private” Transactions. Rule 13e–3 under the Exchange Act is applicable to certain “going–private” transactions and may, under certain circumstances, be applicable to the Merger. Purchaser does not believe that Rule 13e–3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. However, in the event that Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after the completion of the Offer, or an alternative transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, Purchaser may be required to comply with Rule 13e–3 under the Exchange Act. If applicable, Rule 13e–3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or alternative transaction and the consideration offered to minority stockholders in the Merger or alternative transaction be filed with the SEC and distributed to minority stockholders before the consummation of any such transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company’s being able to terminate its Exchange Act registration. See “The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations“ for more information. If such registration were terminated, Rule 13e–3 would be inapplicable to any future merger or alternative transaction.

Other. Purchaser reserves the right to purchase, following the consummation or termination of the Offer, additional Shares in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise. In addition, in the event that Purchaser waives the Merger Agreement Condition and decides not to pursue the Merger, Purchaser will evaluate its other alternatives. Such alternatives could include proposing a merger on terms other than those described above, purchasing additional Shares in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise, or taking no further action to acquire additional Shares. Any additional purchases of Shares could be at a price greater or less than the price to be paid for Shares in the Offer and could be for cash or other consideration. Alternatively, Purchaser or any of its affiliates may sell or otherwise dispose of any or all Shares acquired in the Offer or otherwise. Each such transaction may be effected on terms and at prices then determined by Purchaser or the applicable affiliate, which may vary from the terms and price in the Offer.

Future Plans for the Company in Addition to the Merger. In connection with the Offer, Electronic Arts and Purchaser have reviewed, and will continue to review on the basis of publicly available information, various possible business strategies that they might consider if Purchaser acquires control of the Company. In addition, if and to the extent that Purchaser acquires control of the Company or otherwise obtains access to the books and records of the Company, Purchaser intends to conduct a detailed review of the Company and its assets, financial projections, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in the Company’s business, facility locations, assets, corporate structure, marketing strategies, capitalization, management or dividend policy.

Except as indicated in this Amended and Restated Offer to Purchase, Purchaser does not have any current plans or proposals which relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation of the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company, (iv) any change in the current board of directors or management of the Company, (v) any other material change in the Company’s corporate structure or business, (vi) any class of equity security of the Company being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

13. Dividends and Distributions.

If, on or after March 13, 2008, the Company should (i) split, combine, reclassify or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares, (iii) issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on March 13, 2008 of employee stock options outstanding as of such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, or (iv) disclose that it has taken such action (which disclosure had not been previously made prior to March 13, 2008), then, without prejudice to our rights under “The Offer—Section 14—Conditions of the Offer”, Purchaser may, in its sole discretion, make such adjustments in the purchase price and other terms of the Offer as it deems appropriate, including, without limitation the number or type of securities to be purchased.

If, on or after March 13, 2008, the Company should declare or pay any dividend on the Shares or any distribution with respect to the Shares (including the issuance of additional Shares or other securities or rights to purchase of any securities) that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Company’s stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser’s rights under “The Offer—Section 14—Conditions of the Offer”, (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced to the extent of any such cash dividend or distribution and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer or (b) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution, issuance or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

14. Conditions of the Offer.

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) our rights to extend and amend the Offer at any time, in our sole discretion, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any Shares tendered pursuant to the Offer, and may terminate the Offer, if, in our sole judgment, before the Expiration Date, the Minimum Condition, the HSR Condition, the Rights Condition, the Merger Agreement Condition or the Section 203 Condition shall not have been satisfied, or if, at any time on or after March 13, 2008, and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment pursuant to the Offer), any of the following events shall occur or shall be determined by us to have occurred:

(1) there shall have been threatened, instituted or be pending any litigation, suit, claim, action, proceeding or investigation by any government, governmental authority or agency or any other person, domestic, foreign, or supranational, before any national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), (a) challenging or seeking to make illegal, delay or otherwise, directly or indirectly, to restrain or prohibit or make more costly the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by us or any of our affiliates or the consummation by us or any of our subsidiaries or affiliates of the Merger or any other business combination involving the Company, (b) seeking to obtain damages in connection with the Offer or the Merger or any other business combination involving the Company, (c) seeking to restrain, prohibit or limit the ownership or operation by the Company, Parent or any of their subsidiaries or affiliates of all or any portion of our business or assets or that of the Company, Parent or any of their subsidiaries or affiliates or to compel the Company, Parent or any of their subsidiaries or affiliates to dispose of or hold separate all or any portion of the business or assets of the Company, Parent or any of their subsidiaries or affiliates, (d) seeking to impose or confirm limitations on the ability of Parent, Purchaser or any other affiliate of Parent effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired or owned by Purchaser or any of our subsidiaries or affiliates on all matters properly presented to the Company’s stockholders, (e) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares, (f) seeking any material diminution in the benefits expected to be derived by Parent, Purchaser or any other affiliate of Parent as a result of the transactions contemplated by the Offer or the Merger or any other business combination involving the Company, (g) that otherwise, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Shares to us or any of our subsidiaries or affiliates or (h) in the reasonable judgment of Purchaser, materially adversely affecting the business, assets, liabilities, condition (financial or otherwise), capitalization, operations, licenses, franchises, revenues, results of operations or prospects of the Company or any of its subsidiaries; or

(2) any clearances or approvals of any U.S. or non-U.S. Governmental Authority other than in connection with the HSR Condition shall not have been obtained, or any applicable waiting periods for such clearances or approvals shall not have expired;

(3) there shall have been any action taken or any statute, rule, regulation, legislation, interpretation, judgment, order, decree or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) the Offer or the Merger or any other business combination by Parent or any other affiliate of Parent with the

Company, by any U.S. or non-U.S. legislative body or Governmental Authority with appropriate jurisdiction other than the routine application of the waiting period provisions of the HSR Act, or of any applicable foreign statutes or regulations that, in our judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (a) through (h) of paragraph (1) above; or

(4) any event, circumstance, change or effect occurs or is threatened (or any development occurs or is threatened involving a prospective change) that, individually or in the aggregate with any other events, circumstances, changes or effects occurring after March 13, 2008, in our reasonable judgment, is or may be materially adverse to the business, assets, liabilities, condition (financial or otherwise), capitalization, operations, licenses, franchises, revenues, results of operations or prospects of the Company or any of its subsidiaries, or we become aware of any facts that, in our reasonable judgment, have or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to us or any of our affiliates; or

(5) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (b) any decline, measured from March 13, 2008, in the Dow Jones Industrial Average, the Standard and Poor’s Index of 500 Industrial Companies or the NASDAQ Composite Index by an amount in excess of 15%, measured from the close of business on March 13, 2008, (c) any change in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), capitalization, operations, licenses, franchises, revenues, results of operations or prospects of the Company or any of its subsidiaries or the trading in, or value of, the Shares, (d) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (e) any material adverse change (or development or threatened development involving a prospective material adverse change) in U.S. or any other currency exchange rates or a suspension of, or a limitation on, the markets therefor, (f) any material adverse change in the market price of the Shares or in the U.S. securities or financial markets, (g) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any attack on, outbreak or act of terrorism involving the United States, (h) any limitation (whether or not mandatory) by any government or Governmental Authority on, or any other event that, in our reasonable judgment, may adversely affect, the extension of credit by banks or other financial institutions or (i) in the case of any of the foregoing existing on March 13, 2008, a material acceleration or worsening thereof; or

(6) (a) a tender or exchange offer for some or all of the Shares has been publicly proposed to be made or has been made by another person (including the Company or any of its subsidiaries or affiliates), or has been publicly disclosed, or we otherwise learn that any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) other than acquisitions for bona fide arbitrage purposes only and except as disclosed in a Schedule 13D or 13G on file with the SEC on or prior to March 13, 2008, (b) any such person or group which, on or prior to March 13, 2008, had filed such a Schedule with the SEC has acquired or proposes to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, constituting 1% or more of any such class or series, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company constituting 1% or more of any such class or series, (c) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries or (d) any person has filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or any assets or securities of the Company or any of its subsidiaries; or

(7) the Company or any of its subsidiaries has (a) split, combined, reclassified or otherwise changed, or authorized or proposed the split, combination or other change of, the Shares or its capitalization, (b) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities or equity interests (other than a redemption of the Rights in accordance with the Rights Agreement as publicly disclosed to be in effect on March 26, 2008), (c) issued or sold, or authorized or proposed the issuance, distribution or sale of, any additional Shares, shares of any other class or series of capital stock or other equity interests, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than (x) the issuance of Shares pursuant to and in accordance with the terms in effect on March 13, 2008 of employee stock options outstanding prior to such date, (y) the authorization of the Preferred Stock and the distribution of the Rights in accordance with the Rights Agreement as publicly disclosed to be in effect on March 26, 2008 and (z) the issuance of up to (but not exceeding) 1,500,000 shares of restricted stock of the Company to ZelnickMedia pursuant to and on the terms disclosed in the Second Amendment to Management Agreement, dated February 14, 2008 (the “Second Amendment”), to the Management Agreement, dated March 30, 2007, by and between ZelnickMedia and Take-Two, as amended on July 26, 2007, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 15, 2008 (the “Management Agreement”)), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (d) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of the Company, (e) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of the Company (other than the distribution of the Rights or a redemption of the Rights in accordance with the Rights Agreement as publicly disclosed to be in effect on March 26, 2008), (f) altered or proposed to alter any material term of any outstanding security (other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger), (g) issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business consistent with past practice, or any debt containing, in the reasonable judgment of Purchaser, burdensome covenants or security provisions, (h) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business consistent with past practice, (i) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Shares to us or any of our subsidiaries or affiliates, (j) acquired or authorized, recommended or proposed to acquire, any business or assets material to the Company or any of its affiliates (except purchases of inventory in the ordinary course of business consistent with past practice), (k) adopted, established or entered into any new employment, change in control, severance compensation or similar agreement, arrangement or plan with or for one or more of its employees, consultants, directors or affiliates, or adopted, established or entered into or amended, or made grants or awards pursuant to, any agreements (including, without limitation, the Management Agreement), arrangements or plans (other than the amendments expressly disclosed in the March 26 Form 8-K to the employment agreements of each of Lainie Goldstein, Seth Krauss and Gary Dale, the Company’s Chief Financial Officer, Executive Vice President and General Counsel and Executive Vice President, respectively) so as to provide for increased benefits to, or otherwise taken any action (including, without limitation, by any resolution or other action of the Board of Directors of the Company or any of its subsidiaries or any committee thereof) to provide for acceleration of any awards under any agreements, arrangements or plans affecting, one or more employees, consultants, directors or affiliates, whether or not as a result of or in connection with the transactions contemplated by the Offer or the Merger or any other business combination with the Company, or we shall have become aware of any such action which has not been publicly disclosed prior to March 13, 2008, (l) except as may be required by law, taken any action to adopt, establish, terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee

Retirement Income Security Act of 1974) of the Company or any of its subsidiaries, or we shall have become aware of any such action which was not previously announced or (m) amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) (other than the amendments to the Company’s bylaws expressly disclosed in the March 26 Form 8-K) or we become aware that the Company or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) which has not been publicly disclosed prior to March 13, 2008; or

(8) (a) pursuant to Section 8 of the Second Amendment, the compensation committee of the Board of Directors of the Company shall have failed to recommend to the independent members of the Board of Directors of the Company that no additional compensation be paid to ZelnickMedia, ZM Capital LLC and their affiliates in connection with the Offer, the Merger and any other business combination that constitutes a “Change in Control” (as defined in the Management Agreement) or the independent members of the Board of Directors of the Company or the Board of Directors of the Company shall have failed to adopt a resolution providing that no such additional compensation shall be payable or (b) the compensation committee of the Board of Directors of the Company shall have failed to recommend to the independent members of the Board of Directors of the Company and the Board of Directors of the Company that no more than 780,000 of the shares of restricted stock of the Company issuable to ZelnickMedia pursuant to the Second Amendment shall vest in connection with the Offer, the Merger and any other business combination that constitutes a “Change in Control” and that any shares of restricted stock not vesting in connection with the Offer, the Merger and any other business combination that constitutes a “Change in Control” shall be forfeited without compensation, or the independent members of the Board of Directors of the Company or the Board of Directors of the Company shall have failed to adopt a resolution to the foregoing effects; or

(9) we become aware (a) that any material contractual right of the Company or any of its subsidiaries has been impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries has been accelerated or has otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by us or any of our subsidiaries or affiliates of the Merger or any other business combination involving the Company or (b) of any covenant, term or condition in any instrument, license, franchise or agreement of the Company or any of its subsidiaries that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its affiliates or the value of the Shares to us or any of our affiliates (including, without limitation, any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Shares by us or our consummation of the Merger or any other business combination involving the Company); or

(10) we or any of our affiliates enters into a definitive agreement or announces an agreement in principle with the Company providing for a merger or other similar business combination with the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries pursuant to which it is agreed that the Offer will be terminated, or we and the Company reach any other agreement or understanding pursuant to which it is agreed that the Offer will be terminated; or

(11) the Company or any of its subsidiaries shall have (a) granted to any person proposing a merger or other business combination with or involving the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries any type of option, warrant or right which, in our judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of the Company or any of its subsidiaries) or (b) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase.

The foregoing conditions are for the sole benefit of Parent, Purchaser and their affiliates and may be asserted by us or Parent regardless of the circumstances giving rise to any such conditions or, other than the HSR Condition and the condition set forth in paragraph (2) above, may be waived by Parent or us in whole or in part at any time or from time to time before the Expiration Date in their sole discretion. The failure by Parent or us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Each such right shall be deemed an ongoing right which may be asserted at any time or from time to time.

15. Certain Legal Matters; Regulatory Approvals.

General. Except as set forth in this Amended and Restated Offer to Purchase, based on its review of publicly available filings by the Company with the SEC and other publicly available information regarding the Company, Purchaser is not aware of any governmental or regulatory licenses or permits that would be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser’s acquisition of Shares (and the indirect acquisition of the stock of the Company’s subsidiaries) as contemplated herein, or, except to the extent required by any foreign regulatory authorities, any filings, approvals or other actions by or with any domestic, foreign or supranational Governmental Authority that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company’s subsidiaries) by Purchaser pursuant to the Offer as contemplated herein.

Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company’s business, or that certain parts of the Company’s, Parent’s or Purchaser’s business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Purchaser’s obligation to purchase and pay for Shares is subject to certain conditions which may be applicable under such circumstances. See “Introduction” and “The Offer—Section 14—Conditions of the Offer” for a description of the conditions to the Offer.

State Takeover Statutes. A number of states (including Delaware, where Take-Two is incorporated) have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. See “The Offer—Section 12—Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights” for more information.

Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”) and the Department of Justice (“DOJ”), certain acquisition transactions may not be consummated unless certain information has been furnished to the DOJ and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

Pursuant to the HSR requirements, on March 13, 2008, Electronic Arts filed a Notification and Report Form with respect to the Offer with the DOJ and FTC and provided notice to the Company that it was doing so. In order to allow the FTC an additional period of time to review the proposed transaction, on March 28, 2008, Electronic Arts voluntarily withdrew, and re-filed with the DOJ and FTC on April 1, 2008, its Notification and Report Form. On April 16, 2008, Electronic Arts received from the FTC a request for additional information under the HSR Act in connection with the purchase of Shares pursuant to the Offer and the Merger. As a result of the request for additional information, the waiting period under the HSR Act will be extended until 11:59 P.M., New York City time, ten days after Electronic Arts’ (but not also the Company’s) substantial compliance with such request. Thereafter, such waiting period can be extended only by court order or by Electronic Arts’ voluntary agreement. Parent intends to comply with the FTC’s information requests as promptly as practicable.

Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See “Introduction” and “The Offer—Section 14—Conditions of the Offer”.

The DOJ and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the DOJ or the FTC may take such action under the antitrust laws as it deems necessary or desirable to preserve competition, including seeking to enjoin the purchase of Shares pursuant to the Offer, or seeking divestiture of the Shares so acquired or divestiture of certain of Electronic Arts’ or the Company’s assets. Private parties and individual states may also bring legal actions under the antitrust laws to enjoin consummation of the Offer. There can be no assurance that a governmental or private challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See “The Offer—Section 14—Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

In addition to our filing under the HSR Act with the DOJ and FTC, on March 25, 2008, Purchaser made a pre-merger filing with the German competition authorities, which, as of the date of this Amended and Restated Offer to Purchase, remains under review. Based on available public information, Purchaser might possibly be required to make additional merger filings in one or more other foreign jurisdictions. No assurance can be given that any requisite consents or approvals required from such foreign competition authorities will be received, or will be received prior to the Expiration Date. Shares will not be accepted for payment or paid for pursuant to the Offer until the receipt of such approvals or consents or the expiration or earlier termination of any applicable waiting period under foreign competition laws. See “The Offer—Section 14—Conditions of the Offer”.

Legal Proceedings. On March 7, 2008, Patrick Solomon filed a Class Action Complaint and motion for expedited proceedings in the Court of Chancery of the State of Delaware, New Castle County, against Take-Two and its directors, Strauss Zelnick, Michael Dornemann, Benjamin Feder, John F. Levy, Jon J. Moses, Robert A. Bowman, Michael James Sheresky and Grover C. Brown. The Complaint alleges that a February 14, 2008 amendment to Take-Two’s bylaws, which amendment imposed an advance notice requirement for stockholder proposals concerning director nominations or other business to be heard at Take-Two’s 2008 annual stockholder meeting (the “Bylaw Amendment”), was unreasonable, inequitable and not supported by any compelling business justification. The Complaint alleges that the Bylaw Amendment was enacted to deny stockholders an opportunity to nominate directors or propose other business to be heard at Take-Two’s 2008 annual stockholder meeting. The Complaint further alleges that defendants breached their fiduciary duties to Take-Two stockholders by, among other things, (i) adopting the Bylaw Amendment, (ii) adopting the Second Amendment, which amendment provided additional compensation to ZelnickMedia, (iii) setting February 19, 2008 as the record date for stockholders eligible to vote at Take-Two’s 2008 annual stockholder meeting, (iv) issuing a misleading February 28, 2008 proxy statement and (v) rejecting Electronic Arts’ offers and failing to negotiate with Electronic Arts. The Complaint alleges that such alleged breaches of defendants’ fiduciary duties were undertaken by defendants to, among other things, protect their incumbency, enrich ZelnickMedia at the expense of Take-Two stockholders and thwart Electronic Arts’ offer. The Complaint seeks declaratory and injunctive relief, including, among other things, rescission of the Bylaw Amendment; an order enjoining defendants from (i) refusing to negotiate with Electronic Arts in connection with Electronic Arts’ offer and (ii) impairing stockholders’ ability to replace the incumbent Board; and an order requiring defendants to (i) set a new date for Take-Two’s 2008 annual stockholder meeting, (ii) issue a new proxy statement containing complete and accurate disclosure and (iii) set a new record date for determining the stockholders eligible to vote at Take-Two’s 2008 annual stockholder meeting. The Complaint additionally seeks on behalf of the proposed class damages of an unspecified amount. On March 10, 2008, plaintiff filed a motion for preliminary injunctive relief, enjoining defendants from (i) enforcing or applying the Bylaw Amendment and (ii) convening the 2008 annual stockholder meeting until defendants issue amended disclosures and provide the stockholders a full and fair opportunity to nominate directors and submit proposals. On March 27, 2008 plaintiff withdrew his motion for a preliminary injunction based upon: (i) Take-Two’s March 24, 2008 amendment to the Bylaw Amendment; (ii) Take-Two’s March 26, 2008 supplemental disclosure; (iii) the rescheduling of Take-Two’s 2008 annual stockholder meeting; and (iv) other developments and discussion and agreements among the parties. Plaintiff withdrew his preliminary injunction motion without prejudice to the claims alleged in the Complaint. On March 27, 2008 plaintiff entered into a stipulation with defendants providing that defendants shall answer, move or otherwise respond to the Complaint within ten (10) calendar days of request from plaintiff’s counsel that defendants do so.

On April 1, 2008, St. Clair Shores General Employees Retirement System filed a shareholder derivative suit and motion for expedited proceedings in the Court of Chancery of the State of Delaware, New Castle County, against Strauss Zelnick, Ben Feder, Jon J. Moses, Michael Dornemann, Michael Sheresky, Robert Bowman, John Levy, Grover Brown (the “Take-Two directors”) and ZelnickMedia. The Complaint alleges, among other things, that the Take-Two directors breached their fiduciary duties, including the duty of loyalty, to Take-Two by, among other things, adopting the Second Amendment in order to defeat Electronic Arts’ bid to acquire Take-Two. The Complaint further alleges that the Take-Two directors breached their fiduciary duties to Take-Two’s shareholders by adopting the Bylaw Amendment in an effort to take away the shareholders’ rights to be heard at the 2008 annual stockholder meeting. The Complaint further alleges that the Take-Two directors violated their fiduciary duties to shareholders by implementing certain defense measures, including a Shareholder Rights Plan adopted March 24, 2008, in an effort to thwart Electronic Arts’ bid to acquire Take-Two. The Complaint alleges that ZelnickMedia aided and abetted the Take-Two directors in their alleged violation of their fiduciary duties. The Complaint states that plaintiff is excused from demanding that the Take-Two directors commence the action because such demand would be futile given that the Take-Two directors comprise a majority of Take-Two’s board and participated in the alleged wrongful conduct. The Complaint seeks, among other things, declaratory and injunctive relief, including (i) an order enjoining the Take-Two directors from entering into any contractual agreements that inhibit the Take-Two directors’ ability to maximize shareholder value; (ii) an order enjoining the Take-Two directors from initiating any defensive measures which may render the acquisition of the Company more burdensome or expensive for a potential acquirer; (iii) an order directing the Take-Two directors to rescind the Second Amendment; and (iv) an order directing the Take-Two directors to redeem the Shareholder Rights Plan adopted March 24, 2008. On April 4, 2008, plaintiff withdrew its motion for expedited proceedings and advised the Court of Chancery that it was coordinating with the defendants to arrange for a stay of its case in favor of the lawsuit commenced by Patrick Solomon on March 7, 2008.

According to the Company’s Current Report on Form 8-K filed with the SEC on April 17, 2008, on April 11, 2008, Michael Maulano, an alleged stockholder of the Company, filed in the Supreme Court of the State of New York, County of New York, a purported class action complaint on behalf of himself and all others similarly situated, against the Company and the eight current members of its Board of Directors. The plaintiff contends that the members of the Company’s Board of Directors breached their fiduciary duties by, among other things, allegedly refusing to explore offers by Electronic Arts to acquire all of the Company’s shares, enacting certain bylaw amendments allegedly designed to entrench the current Board of Directors, approving the Second Amendment to the Management Agreement allegedly designed to entrench the Company’s management, adopting the Rights Agreement allegedly to thwart Electronic Arts’ tender offer, and issuing a proxy statement and response to Electronic Arts’ offer that allegedly contained misleading and incomplete information. The plaintiff’s complaint seeks declaratory relief, preliminary and permanent injunctive relief, damages, and reasonable attorneys’ fees and litigation expenses.

Other. Based upon our examination of publicly available information concerning the Company, it appears that the Company and its subsidiaries conduct business in a number of foreign countries. In connection with the acquisition of Shares pursuant to the Offer, the laws of certain of these foreign countries (including competition laws as discussed above) may require the filing of information with, or the obtaining of the approval of, Governmental Authorities therein. After commencement of the Offer, we will seek further information regarding the applicability of any such laws and currently intend to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken before completion of the Offer by any such government or Governmental Authority, we may not be obligated to accept for payment or pay for any tendered Shares. See “The Offer—Section 14—Conditions of the Offer”.

16. Fees and Expenses.

Morgan Stanley is acting as our financial advisor in connection with our proposal to acquire Take-Two and is acting as Dealer Manager in connection with the Offer. Morgan Stanley will receive customary fees in connection with these engagements. Electronic Arts and Purchaser have also agreed to reimburse Morgan Stanley for reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify Morgan Stanley against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

We have retained Georgeson Inc. to act as the Information Agent and U.S. Bank National Association to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with their services, including certain liabilities under the U.S. federal securities laws.

Neither Electronic Arts nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

17. Miscellaneous.

The Offer is being made solely by this Amended and Restated Offer to Purchase and the related Amended and Restated Letter of Transmittal and is being made to all holders of the Shares (excluding Shares beneficially owned by Electronic Arts and Purchaser). Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute. If Purchaser becomes aware of any valid statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such statute. If, after such good faith effort Purchaser cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Amended and Restated Offer to Purchase or in the Amended and Restated Letter of Transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

Electronic Arts and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner described in “The Offer—Section 9—Certain Information Concerning Purchaser and Parent” of this Amended and Restated Offer to Purchase.

SOLICITATION OF CONSENTS

Neither this Offer to Purchase nor the Offer constitutes a solicitation of consents from Take-Two’s stockholders. Any solicitation will be made only pursuant to separate proxy or consent solicitation materials complying with all applicable requirements of Section 14(a) of the Exchange Act.

EA08 ACQUISITION CORP.

April 18, 2008

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent are set forth below. The business address of each director and officer is care of Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent. All directors and officers listed below are citizens of the United States, except for Gerhard Florin, who is a citizen of Germany, and Peter Moore, who is a citizen of the United Kingdom.

Directors and Executive Officers of Parent

Leonard S. Coleman

Director since 2001

Mr. Coleman served as Senior Advisor to Major League Baseball from 1999 until 2005 and, from 2001 to 2002, was the Chairman of ARENACO, a subsidiary of Yankees/Nets. Mr. Coleman was President of The National League of Professional Baseball Clubs from 1994 to 1999, having previously served since 1992 as Executive Director, Market Development of Major League Baseball. Mr. Coleman serves on the Board of Directors of the following public companies: Avis Budget Group; Churchill Downs Inc.; H.J. Heinz Corporation; and Omnicom Group Inc.

Gary M. Kusin

Director since 1995; Lead Director since 2006

Mr. Kusin has been a Partner at TPG (formerly Texas Pacific Group) since June 2006. He served as the President and Chief Executive Officer of Fedex Kinko’s Office and Print Services, an operating division of Fedex, Inc. from August 2001 until February 2006. Fedex Kinko’s is a leading provider of document solutions and business services. From September 1998 to July 2001, he was the Chief Executive Officer of HQ Global Workplaces, Inc., a global leader in office outsourcing. Prior to September 1998, Mr. Kusin was co-founder and Chairman of Kusin Gurwitch Cosmetics, LLC and co-founder and President of Babbages, Inc.

Gregory B. Maffei

Director since 2003

Mr. Maffei has served as President and Chief Executive Officer of Liberty Media Corporation, which owns electronic retailing, media, communications and entertainment businesses and investments, since February 2006. He joined Liberty Media in November 2005 as CEO-Elect. From June 2005 until November 2005, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation. From 2000 until June 2005, Mr. Maffei served as Chief Executive Officer of 360networks Corporation, a broadband telecom service provider, and also became Chairman of the Board of 360networks in 2002. Previously, Mr. Maffei was with Microsoft Corporation from 1993 to 2000, in several positions, including Senior Vice President, Finance and Administration and Chief Financial Officer. Mr. Maffei also served as Chairman of Expedia, Inc. from 1999 to 2002. Mr. Maffei serves on the Board of Directors of Liberty Media and The DIRECTV Group, Inc.

Timothy Mott

Director since 1990

Mr. Mott has been Chairman of All Covered, a nationwide information technology outsourcing company focused on small and mid-size businesses, since June 2000 and has served as Chief Executive Officer since September 2006 (a position he had previously held from November 2001 to February 2004). At various times prior to 1999, Mr. Mott co-founded and was Chairman of Audible Inc., co-founded and was Chief Executive Officer and Chairman of Macromedia Inc., co-founded and was Senior Vice President of Parent, and was a member of the research staff at Xerox PARC.

Vivek Paul

Director since 2005

Mr. Paul has been a partner at TPG (formerly Texas Pacific Group) since October 2005. From July 1999 to September 2005, Mr. Paul served as Vice Chairman of the Board of Directors of Wipro, Ltd., a provider of integrated business, technology and process solutions, and Chief Executive Officer of Wipro Technologies, Wipro’s global information technology, product engineering, and business process services segments. From January 1996 to July 1999, Mr. Paul was General Manager of Global CT Business at General Electric, Medical Systems Division. From March 1993 to December 1995, he served as President and Chief Executive Officer of Wipro GE Medical Systems Limited.

Lawrence F. Probst III

Director since 1991; Chairman of the Board since 1994

Mr. Probst has served as Chairman of the Board of Directors of Parent since July 1994 and, from May 1991 until April 2007, also served as Parent’s Chief Executive Officer. Previously Mr. Probst served as President from 1991 until 1998 and Senior Vice President of EA Distribution from 1987 to 1991.

John S. Riccitiello

Director and Chief Executive Officer

Mr. Riccitiello has served as Chief Executive Officer and a director of Parent since April 2007. Prior to re-joining Parent, he was a co-founder and Managing Partner at Elevation Partners, a private equity fund. From October 1997 to April 2004, Mr. Riccitiello served as President and Chief Operating Officer of Parent. Prior to joining Parent, Mr. Riccitiello served as President and Chief Executive Officer of the worldwide bakery division at Sara Lee Corporation. Before joining Sara Lee, he served as President and Chief Executive Officer of Wilson Sporting Goods Co. and has also held executive management positions at Haagen-Dazs, PepsiCo, Inc. and The Clorox Company.

Richard A. Simonson

Director since 2006

Mr. Simonson has served as Executive Vice President and Chief Financial Officer of Nokia Corporation, a manufacturer of mobile devices and a leader in mobile network equipment, solutions and services, since 2004. From 2001 until 2003, Mr. Simonson served as Vice President & Head of Customer Finance of Nokia. In 2001, Mr. Simonson was Managing Director of the Telecom & Media Investment Banking Group of Barclays Capital. Prior to joining Barclays Capital, Mr. Simonson spent 16 years at Bank of America Securities where he held various positions, including Managing Director & Head of Global Project Finance, Global Corporate & Investment Bank, San Francisco and Chicago.

Linda J. Srere

Director since 2001

Ms. Srere is currently a marketing and advertising consultant. Previously, Ms. Srere was President of Young & Rubicam Advertising. Since 1994, Ms. Srere held many positions with Young & Rubicam Inc. (“Y&R”), including Vice Chairman and Chief Client Officer, Executive Vice President and Director of Business Development, Group Managing Director, and in 1997, was named Chief Executive Officer of Y&R’s New York office, becoming the first female CEO in the company’s 75-year history. Ms. Srere also serves on the Board of Directors of Universal Technical Institute, Inc., a technical education provider.

John F. Pleasants

President, Global Publishing and Chief Operating Officer

Mr. Pleasants was named President, Global Publishing and Chief Operating Officer of Parent in March 2008. From June 2007 until March 2008, Mr. Pleasants was an investor in, and served as an advisor to, various privately-held companies. From September 2005 until June 2007, Mr. Pleasants served as President and Chief

Executive Officer of Revolution Health Group, a comprehensive consumer-directed healthcare company. From November 1996 until September 2005, Mr. Pleasants held various senior positions at IAC/InterActiveCorp, including, most recently, President and Chief Executive Officer of Ticketmaster (a division of IAC).

Frank Gibeau

President, EA Games Label

Mr. Gibeau has served as President of the EA Games Label since June 2007. From September 2005 until June 2007, Mr. Gibeau served as Executive Vice President, General Manager, North America Publishing. Previously he was Senior Vice President of North American Marketing, a position he held from 2002 until September 2005. Mr. Gibeau has held various publishing positions since joining Parent in 1991.

Peter Moore

President, EA Sports Label

Mr. Moore has served as President, EA Sports Label since September 2007. From January 2003 until August 2007, Mr. Moore held several positions at Microsoft, where he initially served as head of Xbox marketing and was later named as Corporate Vice President, Interactive Entertainment Business, Entertainment and Devices Division, a position in which he led both the Xbox and Games for Windows businesses. Prior to joining Microsoft, Mr. Moore was president and Chief Operating Officer of SEGA of America, where he was responsible for overseeing SEGA’s video game business in North America. Before joining SEGA, Mr. Moore was senior vice president of marketing at Reebok International Ltd.

Nancy Smith

President, The Sims Label

Ms. Smith was named President of The Sims Label in June 2007. Prior to that time, she had served as Executive Vice President, General Manager, The Sims Franchise from September 2005. From March 1998 until September 2005, she served as Executive Vice President and General Manager, North American Publishing. From October 1996 to March 1998, Ms. Smith served as Executive Vice President, North American Sales. She previously held the position of Senior Vice President of North American Sales and Distribution from July 1993 to October 1996 and as Vice President of Sales from 1988 to 1993. Ms. Smith has also served as Western Regional Sales Manager and National Sales Manager since she joined Parent in 1984.

Kathy Vrabeck

President, EA Casual Entertainment

Ms. Vrabeck has served as President, EA Casual Entertainment since May 2007. From August 1999 until April 2006, Ms. Vrabeck held various positions at Activision, Inc., an interactive entertainment company, including President of Activision Publishing, Executive Vice President, Global Publishing and Brand Management, and Executive Vice President, Global Brand Management. Following her departure from Activision, Ms. Vrabeck served as a consultant with various companies, including EA. Prior to joining Activision, Ms. Vrabeck was Senior Vice President/General Manager with ConAgra Foods, Inc., and also served in various marketing and sales roles for the Pillsbury Company and held positions at Quaker Oats Company and Eli Lilly & Company.

Gerhard Florin

Executive Vice President, Publishing – Americas and Europe

Dr. Florin has served as Executive Vice President, Publishing – Americas and Europe of Parent since August 2007. From June 2007 until August 2007, Dr. Florin served as Executive Vice President, Global Publishing. From September 2005 until June 2007, Dr. Florin served as Executive Vice President, International Publishing, and from April 2003 until September 2005, he served as Senior Vice President and Managing Director, European Publishing. From 2001 until September 2005, he served as Vice President, Managing Director for European countries. From the time he joined Parent in 1996 until 2001, Dr. Florin was the Managing

Director for German speaking countries. Prior to joining Electronic Arts, Dr. Florin held various positions at BMG, the global music division of Bertelsmann AG, and worked as a consultant with McKinsey.

Eric F. Brown

Executive Vice President, Chief Financial and Administrative Officer

Mr. Brown was named Executive Vice President and Chief Financial and Administrative Officer of Parent in April 2008. From March 2006 until March 2008, Mr. Brown served as Chief Operating Officer and Chief Financial Officer of McAfee, Inc., a security technology company. From January 2005 until March 2006, Mr. Brown was McAfee’s Executive Vice President and Chief Financial Officer. Mr. Brown served as President and Chief Financial Officer of MicroStrategy Incorporated, a business intelligence software provider, from November 2000 until December 2004, and as its Chief Financial Officer from August 2000 until November 2000. Mr. Brown joined MicroStrategy as Chief Financial Officer of its Strategy.com subsidiary in February 2000. From October 1998 until February 2000, Mr. Brown served as Chief Financial Officer and then Chief Operating Officer of EA’s studio organization in Redwood City, CA. Prior to that time, Mr. Brown was co-founder and Chief Financial Officer of DataSage, Inc., a vendor of e-business personalization software, from 1995 until October 1998. Mr. Brown also held several senior financial positions with Grand Metropolitan from 1990 until 1995. Mr. Brown also serves as an officer and director of Purchaser.

Joel Linzner

Executive Vice President, Business and Legal Affairs

Mr. Linzner has served as Executive Vice President, Business and Legal Affairs since March 2005. From April 2004 to March 2005, he served as Senior Vice President, Business and Legal Affairs. From October 2002 to April 2004, Mr. Linzner held the position of Senior Vice President of Worldwide Business Affairs and from July 1999 to October 2002, he held the position of Vice President of Worldwide Business Affairs. Prior to joining Electronic Arts in July 1999, Mr. Linzner served as outside litigation counsel to Parent and several other companies in the video game industry.

Gabrielle Toledano

Executive Vice President, Human Resources

Ms. Toledano has served as Executive Vice President, Human Resources since April 2007. From February 2006 to April 2007, Ms. Toledano held the position of Senior Vice President, Human Resources. Prior to joining Electronic Arts, Ms. Toledano worked at Siebel Systems, Inc. from July 2002 to February 2006 where she held a number of positions, including Senior Vice President of Human Resources. From September 2000 to June 2002, she served as Senior Director of Human Resources for Microsoft Corporation, and from September 1998 until September 2000, she served as Director of Human Resources and Recruiting for Microsoft.

Kenneth A. Barker

Senior Vice President, Chief Accounting Officer

Mr. Barker has served as Senior Vice President, Chief Accounting Officer since April 2006. From June 2003 to April 2006, Mr. Barker held the position of Vice President, Chief Accounting Officer. Prior to joining Electronic Arts, Mr. Barker was employed at Sun Microsystems, Inc., as Vice President and Corporate Controller from October 2002 to June 2003 and Assistant Corporate Controller from April 2000 to September 2002. Prior to that, he was an audit partner at Deloitte.

Stephen G. Bené

Senior Vice President, General Counsel and Corporate Secretary

Mr. Bené has served as Senior Vice President, General Counsel and Corporate Secretary since October 2004. From April 2004 to October 2004, Mr. Bené held the position of Vice President, Acting General Counsel and Corporate Secretary, and from June 2003 to April 2004, he held the position of Vice President and Associate General Counsel. Prior to June 2003, Mr. Bené had served as internal legal counsel since joining Parent in March 1995. Mr. Bené also serves as an officer and director of Purchaser.

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser are set forth below. The business address of each director and officer is care of Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent. All directors and officers of Purchaser listed below are citizens of the United States.

Directors and Executive Officers of Purchaser

Eric F. Brown

Director, President, Assistant Treasurer and Assistant Secretary

Mr. Brown was named director and the President, Assistant Treasurer and Assistant Secretary of Purchaser in April 2008. Mr Brown has served as Executive Vice President and Chief Financial and Administrative Officer of Parent since April 2008. From March 2006 until March 2008, Mr. Brown served as Chief Operating Officer and Chief Financial Officer of McAfee, Inc., a security technology company. From January 2005 until March 2006, Mr. Brown was McAfee’s Executive Vice President and Chief Financial Officer. Mr. Brown served as President and Chief Financial Officer of MicroStrategy Incorporated, a business intelligence software provider, from November 2000 until December 2004, and as its Chief Financial Officer from August 2000 until November 2000. Mr. Brown joined MicroStrategy as Chief Financial Officer of its Strategy.com subsidiary in February 2000. From October 1998 until February 2000, Mr. Brown served as Chief Financial Officer and then Chief Operating Officer of EA’s studio organization in Redwood City, CA. Prior to that time, Mr. Brown was co-founder and Chief Financial Officer of DataSage, Inc., a vendor of e-business personalization software, from 1995 until October 1998. Mr. Brown also held several senior financial positions with Grand Metropolitan from 1990 until 1995.

Glen A. Kohl

Director, Vice President and Treasurer

Mr. Kohl is a director and Vice President and Treasurer of Purchaser, having served in such capacities since Purchaser’s formation in March 2008. Mr. Kohl has served as Senior Vice President, Tax and Treasury of Parent since January 2004. Prior to joining Electronic Arts, from April 2001 until December 2003, Mr. Kohl was a partner at Cooley Godward LLP. Prior to that, Mr. Kohl held various senior positions at PeoplePC Inc., Ernst & Young LLP, Wilson Sonsini Goodrich & Rosati, where he was a partner and chair of its tax department, and the United States Treasury Department, where he served as deputy assistant secretary for tax policy and tax legislative counsel.

Stephen G. Bené

Director, Vice President and Secretary

Mr. Bené is a director and Vice President and Secretary of Purchaser, having served in such capacities since Purchaser’s formation in March 2008. Mr. Bené has also served as Senior Vice President, General Counsel and Corporate Secretary of Electronic Arts since October 2004. From April 2004 to October 2004, Mr. Bené held the position of Vice President, Acting General Counsel and Corporate Secretary of Electronic Arts, and from June 2003 to April 2004, he held the position of Vice President and Associate General Counsel of Parent. Prior to June 2003, Mr. Bené had served as internal legal counsel of Electronic Arts since joining Parent in March 1995.

Facsimile copies of the Amended and Restated Letter of Transmittal will be accepted. The Amended and Restated Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at the address set forth below:

The Depositary for the Offer is:

U.S. Bank National Association

By Registered or Certified Mail or Overnight Courier to:

U.S. Bank National Association

West Side Flats Operations Center

Attn: Specialized Finance, Joyce Terry

Corporate Trust Services

60 Livingston Ave.

Mail Station - EP-MN-W52N

St. Paul, MN 55107-2292

For Information: (651) 495-3512

By Facsimile: (651) 495-8158

If you have questions or need additional copies of this Amended and Restated Offer to Purchase and the Amended and Restated Letter of Transmittal, you can call the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Inc.

199 Water Street, 26th Floor

New York, New York 10038

Banks and Brokers Call: (212) 440-9800

All Others Please Call Toll-Free: (800) 213-0473

The Dealer Manager for the Offer is:

MORGAN STANLEY

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, New York 10036

Call Toll Free: (877) 247-9865